Exhibit 2.1

AGREEMENT AND PLAN OF MERGER BY AND AMONG HUGHES COMMUNICATIONS, INC., UTAH ACQUISITION CORP., HELIUS, INC., CANOPY VENTURES I, L.P., AND CANOPY GROUP

DATED DECEMBER 21, 2007

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Effect of the Merger	2
1.4	Articles of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Purchase Price	2
1.7	Effect of Merger on Company Stock	2
1.8	Management Acquisition Bonus	5
1.9	Employee Acquisition Bonus	6
1.10	Contingent Employee Bonus	6
1.11	Company Options	6
1.12	Adjustments to the Shareholder Closing Payment	6
1.13	Post-Closing Adjustment	7
1.14	Surrender of Certificates; Withholding	8
1.15	Further Ownership Rights in Company Stock	8
1.16	Further Action	9
1.17	Dissenting Shares	9

ARTICLE II	CLOSING	9
2.1	Time and Place of the Closing	9
2.2	Deliveries	9
2.3	Shareholders’ Representative	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY	10
3.1	Organization, Corporate Power and Records	10
3.2	Authority	11
3.3	No Violation to Result	12
3.4	Capitalization	12
3.5	Financial Statements	14
3.6	Liabilities	15
3.7	Adverse Changes	15
3.8	Employee Benefit Plans	15
3.9	Employee Matters	17
3.10	Taxes	18
3.11	Property	22
3.12	Contracts	23
3.13	Litigation	24
3.14	Compliance with Laws	24
3.15	Government Contracts	25
3.16	Environmental and Safety Matters	25
3.17	Insurance	25
3.18	Intellectual Property	25
3.19	Related Party Transactions	30
3.20	Customers	30
3.21	Brokers	30
3.22	Bank Accounts; Powers of Attorney	30
3.23	Disclosure	30

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF CANOPY GROUP AND CANOPY VENTURES	31
4.1	Organization	31
4.2	Authority	31
4.3	Company Stock	31
4.4	Brokers	31
4.5	Disclosure	31

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	31
5.1	Organization	31
5.2	Authority	31
5.3	No Violation to Result	32
5.4	Brokers	32
5.5	Disclosure	32

ARTICLE VI	ADDITIONAL AGREEMENTS	32
6.1	Access to Properties and Records	32
6.2	Interim Covenants of the Company	33
6.3	Publicity and Disclosure	34
6.4	No Solicitation	35
6.5	Notification of Certain Matters	36
6.6	Tax Matters	36
6.7	Litigation Support	39
6.8	Commercially Reasonable Efforts	39
6.9	Company Employees	40
6.10	Takeover Statutes	40
6.11	Benefit Plan Transition	40
6.12	Shareholder Approval; Shareholder Notices	40
6.13	No Trading	42
6.14	Litigation Proceeds	42
6.15	Management and Control	42

ARTICLE VII	CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB	42
7.1	Representations and Warranties	42
7.2	Performance	42
7.3	No Litigation	43
7.4	No Material Adverse Effect	43
7.5	Governmental, Regulatory and Other Consents and Approvals	43
7.6	No Exercise of Dissenters’ Rights	43
7.7	Options	43
7.8	Due Diligence Review	43
7.9	Closing Deliveries of the Company	43

ARTICLE VIII	CONDITIONS TO THE COMPANY’S AND CANOPY GROUP’S OBLIGATIONS	45
8.1	Representations and Warranties True at the Closing Date	45
8.2	Performance	45
8.3	No Litigation	45
8.4	Closing Deliveries of Parent and Merger Sub	45

ARTICLE IX	INDEMNITY	45
9.1	General Indemnification	45
9.2	Indemnification Procedures	46
9.3	Right of Offset	46
9.4	Survival of Representations, Warranties and Covenants	47

9.5	Limitations on Indemnification	47
9.6	Waiver, Release and Discharge	47
9.7	Exclusive Remedy	48

ARTICLE X	TERMINATION	48
10.1	Termination	48
10.2	Company Termination Fee	49

ARTICLE XI	MISCELLANEOUS	49
11.1	Successors and Assigns	49
11.2	Governing Law	50
11.3	Specific Performance	50
11.4	Severability	50
11.5	Amendment	50
11.6	Waiver	50
11.7	Notices	51
11.8	Expenses	52
11.9	Arbitration	52
11.10	Complete Agreement	53
11.11	Absence of Third Party Beneficiary Rights	53
11.12	Mutual Drafting	53
11.13	Further Representations	53
11.14	Gender	53
11.15	Headings	53
11.16	Counterparts	53

APPENDICES

Appendix A	Defined Terms
Appendix B	Indemnification Matters

EXHIBITS

Exhibit A	Form of Plan of Merger
Exhibit B	Statement of Shareholder Closing Payment and Flow of Funds Memorandum
Exhibit C	Form of Employee Bonus Plan
Exhibit D	Company Disclosure Schedules

Schedule 1.8	Management Acquisition Bonus
Schedule 1.9	Employee Acquisition Bonus
Schedule 3.1	Organization, Corporate Powers and Records
Schedule 3.3	No Violation to Result
Schedule 3.4(a)	Capitalization
Schedule 3.4(b)	Capitalization
Schedule 3.4(c)	Capitalization
Schedule 3.4(e)	Capitalization
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	Financial Statements
Schedule 3.6	Liabilities
Schedule 3.7	Adverse Changes
Schedule 3.8(a)	Employee Benefit Plans
Schedule 3.8(j)	Employee Benefit Plans
Schedule 3.9(a)	Employee Matters
Schedule 3.9(c)	Employee Matters
Schedule 3.9(e)	Employee Matters
Schedule 3.10(x)	Taxes
Schedule 3.10(z)	Taxes
Schedule 3.10(bb)	Taxes
Schedule 3.11(a)	Property
Schedule 3.11(b)	Property
Schedule 3.12	Contracts
Schedule 3.13	Litigation
Schedule 3.14(a)	Compliance with Laws
Schedule 3.14(b)	Compliance with Laws
Schedule 3.17	Insurance
Schedule 3.18(b)	Intellectual Property
Schedule 3.18(c)	Intellectual Property
Schedule 3.18(d)	Intellectual Property
Schedule 3.18(e)	Intellectual Property
Schedule 3.18(f)	Intellectual Property
Schedule 3.18(g)	Intellectual Property
Schedule 3.18(j)	Intellectual Property
Schedule 3.18(l)	Intellectual Property
Schedule 3.18(m)	Intellectual Property
Schedule 3.18(n)	Intellectual Property
Schedule 3.18(p)	Intellectual Property
Schedule 3.18(r)	Intellectual Property

Schedule 3.19	Related Party Transactions
Schedule 3.20	Customers
Schedule 3.21	Brokers
Schedule 3.22	Bank Accounts, Power of Attorney
Schedule 6.2(d)	Interim Covenants of the Company

Exhibit E	Business Strategy Summary
Exhibit F	Form of Employee Agreements
Exhibit G	Form of Opinion of Ballard Spahr Andrews & Ingersoll LLP

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 21st day of December, 2007, by and among (i) HUGHES COMMUNICATIONS, INC., a Delaware corporation (“Parent”), (ii) UTAH ACQUISITION CORP., a Utah corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) HELIUS, INC., a Utah corporation (the “Company”), (iv) THE CANOPY GROUP, INC., a Utah corporation (“Canopy Group”), (v) CANOPY VENTURES I, L.P., a Utah limited partnership (“Canopy Ventures”), and (vi) Canopy Group in its capacity as Shareholders’ Representative (as defined herein). Parent, Merger Sub, the Company, Canopy Group, the Shareholders’ Representative and Canopy Ventures are referred to herein individually as a “Party” and collectively as the “Parties.” The capitalized terms used and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.

RECITALS

WHEREAS, the respective boards of directors of Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective shareholders that Merger Sub be merged with and into the Company with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such boards of directors have approved the Merger, pursuant to which each outstanding share of Company Stock will be converted into the right to receive the applicable share of the Purchase Price and all of the Company Options will be terminated, as set forth in this Agreement;

WHEREAS, approval of the principal terms of the Merger requires the Requisite Vote;

WHEREAS, concurrently herewith, the Company is submitting the principal terms of the Merger to the Shareholders for approval by written consent in order to obtain the Requisite Vote; and

WHEREAS, the Company, Parent, Merger Sub, Canopy Group and Canopy Ventures desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Utah Revised Business Corporation Act, as amended (the “URBCA”), (a) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the URBCA as a wholly-owned subsidiary of Parent and (c) the separate existence of the Company with all of its assets, property rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2    Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Articles VII and VIII, the Parties hereto shall cause the Merger to be consummated by (a) executing and filing on the Closing Date articles of merger and a plan of merger substantially in the form of Exhibit A hereto with the State of Utah Department of Commerce Division of Corporations and Commercial Code, in such form as required by and executed in accordance with the relevant provisions of the URBCA (together, the “Plan of Merger”), and (b) making such other filings and taking such other actions as may be required by Law to make the Merger effective hereinafter. The Merger shall become effective at such date and time as the Plan of Merger is filed with the State of Utah Department of Commerce Division of Corporations and Commercial Code or at such later date and time as may be permitted or required by the URBCA and specified in the Plan of Merger by mutual agreement of Parent, Merger Sub and the Company (the date and time the Merger becomes effective being the “Effective Time”).

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Plan of Merger and in the applicable provisions of the URBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall succeed, without other transfer, to all the rights and property of each of the Company and Merger Sub and shall be subject to all of the debts and liabilities of each of the Company and Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

1.4    Articles of Incorporation; Bylaws. At the Effective Time and without any further action on the part of the Parties, (a) the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the URBCA and (b) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the URBCA.

1.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

1.6    Purchase Price. The aggregate maximum consideration to be paid hereunder shall be up to $30,495,000, subject to adjustment and offset as set forth in this Agreement (the “Purchase Price”), of which $10,500,000 (the “Base Purchase Price”), reduced by (i) the Management Acquisition Bonus, (ii) the Employee Acquisition Bonus, (iii) the Estimated Closing Adjustment and (iv) all obligations owed by the Company under the Bridge Notes, including without limitation, all outstanding principal and unpaid interest thereon, with such amounts being paid directly by Parent to the creditors of the Bridge Notes at the Closing (the Base Purchase Price, together with amounts corresponding to this Section 1.6(i)-(iv), shall be forth in the Statement of Shareholder Closing Payment and the flow of funds memorandum to be attached hereto as Exhibit B), shall be payable by Parent at the Closing and up to an additional $19,995,000, if any, shall be payable by Parent (or by the Surviving Corporation at the direction of Parent) upon the achievement of certain performance goals, as set forth in Section 1.7(c) (the “Contingent Purchase Price”). The amount to be paid to the Shareholders in accordance with Section 1.7(a) (the “Shareholder Closing Payment”) shall be equal to the Base Purchase Price reduced by (a) $500,000 to be paid by Parent on behalf of the Company to certain members of Company management in accordance with Section 1.8 (the “Management Acquisition Bonus”), (b) $735,000 to be paid by Parent on behalf of the Company to certain Company employees in accordance with Section 1.9 (the “Employee Acquisition Bonus”) and (c) the Estimated Closing Adjustment described in Section 1.12.

1.7    Effect of Merger on Company Stock.

(a)    Subject to the terms and conditions of this Agreement and the Articles of Incorporation, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the holder of any shares of Company Stock or the holder of any Company Options or any other options, warrants or other rights to acquire or receive shares of Company Stock, the following shall occur, subject to the provisions of this Article I:

(i)    each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled as treasury stock pursuant to this Section 1.7(a) and any Dissenting Shares to the extent provided in Section 1.17) will be converted automatically into the right to receive an amount in cash, without interest, subject to the distribution provisions set forth in the Articles of Incorporation, equal to $0.012943 per share;

(ii)    each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series A Preferred Stock to be canceled as treasury stock pursuant to this Section 1.7(a) and any Dissenting Shares to the extent provided in Section 1.17) will be converted automatically into the right to receive an amount in cash, without interest, subject to the distribution provisions set forth in the Articles of Incorporation and to the extent available, equal to the Series A Preference Per Share;

(iii)    each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be canceled as treasury stock pursuant to this Section 1.7(a) and any Dissenting Shares to the extent provided in Section 1.17) will be converted automatically into the right to receive an amount in cash, without interest, subject to the distribution provisions set forth in the Articles of Incorporation and to the extent available, equal to the Series B Preference Per Share; and

(iv)    each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be canceled as treasury stock pursuant to this Section 1.7(a) and any Dissenting Shares to the extent provided in Section 1.17) will be converted automatically into the right to receive an amount in cash, without interest, subject to the distribution provisions set forth in the Articles of Incorporation and to the extent available, equal to the Series C Preference Per Share.

At the Closing, the allocation of the Shareholder Closing Payment pursuant to this Section 1.7(a), as adjusted, shall be set forth in the Statement of Shareholder Closing Payment and the flow of funds memorandum to be attached hereto as Exhibit B, in accordance with Section 1.12(c) below. Each share of Company Stock converted pursuant to this Section 1.7(a) shall automatically no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Stock (“Certificates”) shall cease to have any rights with respect thereto, except the right to receive such holder’s respective portion of the Purchase Price, if any. Each share of Company Stock, if any, held by the Company as treasury stock immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto. No adjustment shall be made in the Purchase Price paid in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of any options, warrants or other rights to acquire Company Stock.

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the holders of any shares of Company Stock or the holders of any shares of Merger Sub Common Stock, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation, and all of such shares, as converted, shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)    As additional consideration for the Merger, Parent or the Surviving Corporation shall pay the Contingent Purchase Price, if any, determined in accordance with this Section 1.7(c), subject to adjustment and offset in accordance with Sections 1.13 and 9.3. The calculation of the Contingent Purchase Price to the Preferred Shareholders, if any, shall be based on the determination by the Parent of Company Revenue and Company Operating Income pursuant to the tables set forth below:

Company Revenue	Contingent Purchase Price
(Calendar Years 2008 & 2009)
less than $30,000,000	No payment
$30,000,000-$40,000,000	$0.11625 for each $1.00 earned above $30,000,000, up to a maximum aggregate amount payable of $1,162,500
$40,000,001-$55,000,000	an additional $0.34875 for each $1.00 earned above $40,000,000, up to a maximum aggregate amount payable of $4,650,000
$55,000,001 or greater	an additional $0.0465 for each $1.00 earned above $55,000,000, up to a maximum aggregate amount payable of $4,998,750

Notwithstanding the foregoing, (a) in the event Company Revenue is less than $30,000,000, no payment shall be payable with respect to Company Revenue pursuant to this Section 1.7(c) and (b) under no circumstances shall the maximum aggregate amount payable with respect to Company Revenue pursuant to this Section 1.7(c) exceed $4,998,750.

For purposes of clarity, if Company Revenue is $50,000,000, then the Contingent Purchase Price attributable to Company Revenue shall be the sum of $1,162,500, plus the product of $10,000,000 multiplied by 0.34875, for a total of $4,650,000.

Company Operating Income	Contingent Purchase Price
(Calendar Years 2008 & 2009)
less than $6,000,000	No payment
$6,000,000-$8,000,000	$1.74375 for each $1.00 earned above $6,000,000, up to a maximum aggregate amount payable of $3,487,500
$8,000,001-$11,000,000	an additional $5.23125 or each $1.00 earned above $8,000,000 up to a maximum aggregate amount payable of $13,950,000
$11,000,001 or greater	an additional $0.6975 for each $1.00 earned above $11,000,000 up to a maximum aggregate amount payable of $14,996,250

Notwithstanding the foregoing, (a) in the event Company Operating Income is less than $6,000,000, no payment shall be payable with respect to Company Operating Income pursuant to this Section 1.7(c) and (b) under no circumstances shall the maximum aggregate amount payable with respect to Company Operating Income pursuant to this Section 1.7(c) exceed $14,996,250.

For purposes of clarity, if Company Operating Income is $10,000,000, then the Contingent Purchase Price attributable to Company Operating Income shall be the sum of $3,487,500, plus the product of $2,000,000 multiplied by 5.23125, for a total of $13,950,000.

(i)    No later than March 31, 2010, Parent shall deliver to the Shareholders’ Representative a calculation of the Company Revenue and Company Operating Income and a calculation of the Contingent Purchase Price, if any (the “Contingent Purchase Price Statement”). The Shareholders’ Representative shall have a period of thirty (30) days after receipt of the Contingent Purchase Price Statement to notify Parent of its election to accept or reject the Contingent Purchase Price Statement. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. No rejection may be made by the Shareholders’ Representative unless the requested adjustment, if accepted by Parent, would cause the Contingent Purchase Price as finally determined in accordance with this Section 1.7(c) to be more than 1% greater than the amount of the Contingent Purchase Price set forth in the Contingent Purchase Price Statement. In the event no notice is received by Parent during such thirty (30)-day period, the Contingent Purchase Price Statement shall be deemed accepted by the Shareholders’ Representative and the Preferred Shareholders and be final and binding on the Parties hereto and the Preferred Shareholders. In the event that the Shareholders’ Representative shall timely reject the Contingent Purchase Price Statement, Parent and the Shareholders’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Shareholders’ Representative shall reject the Contingent Purchase Price Statement), attempt to make a joint determination of the Contingent Purchase Price, if any, and such determination shall be final and binding on the Parties hereto and the Preferred Shareholders. In the event the Shareholders’ Representative and Parent shall be unable to agree upon a joint determination of Contingent Purchase Price within one hundred fifty (150) days after the end of the 2009 calendar year, then within one hundred sixty (160) days from the end of the 2009 calendar year, Parent and the Shareholders’ Representative shall submit the dispute to the Accounting Firm. Parent and the Shareholders’ Representative shall request that the Accounting Firm render its determination as soon as practicable, but not later than the expiration of two hundred five (205) days from the end of the 2009 calendar year and such determination and any required Contingent Purchase Price resulting therefrom shall be final and binding on all the Parties hereto and the Preferred Shareholders. The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Preferred Shareholders, respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm. By way of example, if the Preferred Shareholders contest an amount equal to $1,000,000.00 and the Accounting Firm awards the Preferred Shareholders $250,000.00, the Preferred Shareholders shall be allocated and obligated to pay 75% of the fees and expenses of the Accounting Firm and Parent shall be allocated and obligated to pay 25% of the fees and expenses of the Accounting Firm.

(ii)    Notwithstanding anything herein to the contrary and subject to Section 9.3 of this Agreement and the Holdback Amount, the amount of the Contingent Purchase Price, if any, as finally determined in accordance with this Section 1.7(c), and as reduced by the Post-Closing Adjustment, if any, calculated pursuant to Section 1.13(d) and Section 1.13(e), shall be paid by Parent or the Surviving Corporation to the Preferred Shareholders within seven (7) days after such final determination, in accordance with Section 1.7(a). Upon the final determination of any Unresolved Claims, (A) any Damages, if any, shall be offset against the Contingent Purchase Price pursuant to Section 9.3 and (B) any Holdback Amount that does not constitute Damages, if any, shall be paid by Parent or the Surviving Corporation to the Preferred Shareholders as Contingent Purchase Price within seven (7) days after such final determination, in accordance with Section 1.7(a).

1.8    Management Acquisition Bonus. One (1) day following the Closing, Parent shall cause to be paid by or on behalf of the Surviving Corporation the Management Acquisition Bonus to certain members of the Company’s management listed, and which payments pursuant to this Section 1.8 shall be in the amounts set forth on Schedule 1.8, which may be amended by the Company no less than two (2) business days prior to the Closing. The Company and Canopy Group agree that Parent shall be entitled to rely on Schedule 1.8, as amended pursuant to this Section 1.8, in making payments under this Section 1.8 and that Parent shall not be responsible for any calculations, or the determinations regarding such calculations, in the payment of the Management Acquisition Bonus to the individuals listed on Schedule 1.8. Payment to any specified recipient a share of the Management Acquisition Bonus pursuant to this Section 1.8 shall be contingent upon such recipient executing and delivering to Parent a release in form and substance reasonably satisfactory to Parent.

1.9    Employee Acquisition Bonus. On the day following the Closing, Parent shall cause to be paid by or on behalf of the Surviving Corporation the Employee Acquisition Bonus to certain employees of the Company listed, and which payments pursuant to this Section 1.9 shall be in the amounts set forth on Schedule 1.9, which may be amended by the Company no less than two (2) business days prior to the Closing. The Company and Canopy Group agree that Parent shall be entitled to rely on Schedule 1.9, as amended pursuant to this Section 1.9, in making payments under this Section 1.9 and that Parent shall not be responsible for any calculations, or the determinations regarding such calculations, in the payment of the Employee Acquisition Bonus to the individuals listed on Schedule 1.9. Payment to any specified recipient a share of the Employee Acquisition Bonus pursuant to this Section 1.9 shall be contingent upon such recipient executing and delivering to Parent a release in form and substance reasonably satisfactory to Parent.

1.10    Contingent Employee Bonus. Parent shall cause to be paid by or on behalf of the Surviving Corporation an amount up to the Contingent Employee Bonus, if any, determined pursuant to the terms of the Employee Bonus Plan, substantially in the form attached hereto as Exhibit C, and payable on or about April 30, 2010 in accordance therewith. The Employee Bonus Plan shall set forth a list of the initial eligible participants and intended allocations, as mutually determined by Parent and the Company. The Employee Bonus Plan shall be adopted by the board of directors of the Surviving Corporation immediately after the Closing. The Company and Canopy Group agree that Parent shall be entitled to rely on the allocations set forth in the Employee Bonus Plan in making payments thereunder and that Parent shall not be responsible for any calculations, or the determinations regarding such calculations, in the payment of the Contingent Employee Bonus to the individuals set forth in the Employee Bonus Plan. Notwithstanding anything herein to the contrary or in the Employee Bonus Plan, in the event an employee identified in the Employee Bonus Plan to receive a bonus thereunder is no longer employed by the Surviving Corporation on April 30, 2010, any bonus amount otherwise payable by the Surviving Corporation to such terminated employee shall be paid in full to the Preferred Shareholders on April 30, 2010 pursuant to Section 1.7(a).

1.11    Company Options. At the Effective Time, each then outstanding Company Option, whether vested or unvested, whether then exercisable or not, shall be canceled and terminated in accordance with the terms of the Company Option Plan, without any payment therefor, and shall not be assumed by Parent, the Merger Sub or continue in effect with respect to the Surviving Corporation. The Company Option Plan shall terminate as of the Effective Time in accordance with its terms, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other direct, indirect or derivative interest in respect of the capital stock of the Company or any of its Subsidiaries thereof shall be canceled as of the Effective Time.

1.12    Adjustments to the Shareholder Closing Payment.

(a)    At least five (5) days prior to the Closing, the Company and Parent shall jointly prepare and finalize (i) the Statement of Estimated Closing Liabilities and (ii) the Estimated Closing Balance Sheet.

(b)    The Shareholder Closing Payment shall be adjusted, as indicated below, by the following amounts, if any:

(i)    The Shareholder Closing Payment shall be reduced dollar for dollar by the amount of any Indebtedness shown on the Statement of Estimated Closing Liabilities;

(ii)    The Shareholder Closing Payment shall be reduced dollar for dollar by the amount of any Non-Ordinary Course Liabilities shown on the Statement of Estimated Closing Liabilities; and

(iii)    The Shareholder Closing Payment shall be reduced dollar for dollar by the amount of the Estimated Net Assets Deficit, if any, as shown on the Estimated Closing Balance Sheet.

The adjustments set forth in this Section 1.12(b) shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Sections 9.4 and 9.5 hereof. Notwithstanding the foregoing, no adjustment pursuant to this Section 1.12 shall result in the reduction of the Shareholder Closing Payment to be paid to the holders of Common Stock in accordance with Section 1.7(a)(i).

(c)    No later than five (5) days prior to the Closing Date, the Company shall provide to Parent a statement (the “Statement of Shareholder Closing Payment”) setting forth the following information as of immediately prior to the Effective Time: (i) the names, addresses and taxpayer identification numbers of each holder of Company Stock, (ii) the type and number of shares of Company Stock held by each such holder, (iii) each such holder’s allocation of the Shareholder Closing Payment and (iv) such other information Parent may reasonably request. No later than two (2) business days prior to the Closing, the Parties shall agree upon a flow of funds memorandum to be attached hereto as Exhibit B, that shall set forth all payments required to be made by or on behalf of all Parties at the Closing (which shall include, without limitation, provision for the payment of the Shareholder Closing Payment, any Indebtedness, any Non-Ordinary Course Liabilities, the Management Acquisition Bonus and the Employee Acquisition Bonus), including for each such payment an identification of the payor, the payee, the amount and the wire transfer information. Parent shall pay the amounts set forth on the Statement of Shareholder Closing Payment and the flow of funds memorandum to be attached hereto as Exhibit B, in accordance with the terms thereof. The Company and Canopy Group agree that Parent shall be entitled to rely on the Statement of Shareholder Closing Payment and the flow of funds memorandum to be attached hereto as Exhibit B, in paying the Shareholder Closing Payment, the Management Acquisition Bonus and the Employee Acquisition, as adjusted hereunder, and that Parent shall not be responsible for any calculations, or the determinations regarding such calculations (other than the Estimated Closing Adjustment), in the payment of the amounts to the individuals set forth in the Statement of Shareholder Closing Payment and the flow of funds memorandum to be attached hereto as Exhibit B.

1.13    Post-Closing Adjustment.

(a)    Within ninety (90) days following the Closing Date, Parent shall deliver to the Shareholders’ Representative the Closing Balance Sheet and the Statement of Closing Liabilities. The Shareholders’ Representative shall assist Parent in the preparation of the Closing Balance Sheet and the Statement of Closing Liabilities as reasonably requested by Parent.

(b)    The Shareholders’ Representative shall have a period of thirty (30) days after receipt of the Closing Balance Sheet to notify Parent of its election to accept or reject the Closing Balance Sheet. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. No rejection may be made by the Shareholders’ Representative unless the requested adjustment, if accepted by Parent, would cause the Closing Net Assets as finally determined in accordance with this Section 1.13 to be more than 5% greater than the Estimated Net Assets. In the event no notice is received by Parent during such thirty (30)-day period, the Closing Balance Sheet and any required adjustments resulting therefrom shall be deemed accepted by the Shareholders’ Representative and the Preferred Shareholders and final and binding on the Parties hereto and the Preferred Shareholders. In the event that the Shareholders’ Representative shall timely reject the Closing Balance Sheet, Parent and the Shareholders’ Representative shall promptly (and in any event within thirty (30)-days following the date upon which the Shareholders’ Representative shall reject the Closing Balance Sheet), attempt to make a joint determination of the Closing Adjustments and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto and the Preferred Shareholders.

(c)    In the event the Shareholders’ Representative and Parent shall be unable to agree upon a joint determination of Closing Adjustments within one hundred fifty (150) days from the Closing Date, then within one hundred sixty (160) days from the Closing Date, Parent and the Shareholders’ Representative shall submit the dispute to the Accounting Firm. Parent and the Shareholders’ Representative shall request that the

Accounting Firm render its determination as soon as practicable, but not later than the expiration of two hundred five (205) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto and the Preferred Shareholders. The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Preferred Shareholders, respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm. By way of example, if the Preferred Shareholders contest an amount equal to $1,000,000.00 and the Accounting Firm awards the Preferred Shareholders $250,000.00, the Preferred Shareholders shall be allocated and obligated to pay 75% of the fees and expenses of the Accounting Firm and Parent shall be allocated and obligated to pay 25% of the fees and expenses of the Accounting Firm.

(d)    If the Closing Net Assets as finally determined in accordance with the provisions of this Section 1.13 is less than the Estimated Net Assets by an amount in excess of 10%, then the aggregate amount of such deficit (including the first 10%) shall be offset against the Contingent Purchase Price, if any, as finally determined pursuant to Section 1.7(c) subject to Article IX.

(e)    If the Indebtedness and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.13 exceed the Indebtedness and/or the Non-Ordinary Course Liabilities, respectively, as set forth on the Estimated Closing Balance Sheet, such excess shall be offset against the Contingent Purchase Price, if any, as finally determined pursuant to Section 1.7(c) subject to Article IX. The adjustments described in Sections 1.13(d) and (e) shall be referred to collectively as the “Post-Closing Adjustment.”

1.14    Surrender of Certificates; Withholding.

(a)    At the Closing, upon surrender to Parent or its designated representative of any Certificates for cancellation, together with such other executed documents as may be required pursuant to this Agreement, the holder of such Certificate shall be entitled to receive, in exchange therefore, the Shareholder Closing Payment to which such holder is entitled pursuant to Section 1.7 of this Agreement and the right to receive the Contingent Purchase Price, if any. Parent shall transmit the applicable Shareholder Closing Payment to which such holder is entitled in accordance with the terms hereof. The Shareholder Representative and the Company agree to use commercially reasonable efforts to deliver to Parent the Certificates representing all issued and outstanding shares of Common Stock, each of which shall be free and clear of any Encumbrances, and accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer.

(b)    Parent will be entitled (but not obligated) to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent (or any Affiliate thereof) shall determine in good faith that they are required to deduct and withhold with respect to the making of such payment under any provision of Law relating to Taxes. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made by Parent.

(c)    In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Shareholder Closing Payment; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.15    Further Ownership Rights in Company Stock. The applicable Shareholder Closing Payment issued upon the surrender for exchange of Company Stock in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of shares of Company Stock on the records of the Surviving Corporation.

1.16    Further Action. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

1.17    Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Title 16, Chapter 10a, Part 13 of the URBCA received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Any holder of Dissenting Shares shall be entitled to receive only such rights as are granted under Title 16, Chapter 10a, Part 13 of the URBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.

ARTICLE II

CLOSING

2.1    Time and Place of the Closing. The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia 22102, on January 31, 2008 (the “Expected Closing Date”), or at such other time or place as Parent, Merger Sub and the Shareholders’ Representative may mutually determine or, if any of the conditions set forth in Articles VII and VIII hereof have not been satisfied (or waived by the Party entitled to the benefit thereof) on or prior to the Expected Closing Date, as soon as practicable following the satisfaction or waiver of such conditions and in any event within three (3) business days thereafter.

2.2    Deliveries. At the time of the Closing, (a) the Company, the Shareholders’ Representative and Canopy Group shall deliver to Parent the various certificates, instruments and documents referred to in Section 7.9 below and (b) Parent and Merger Sub shall deliver to the Shareholders’ Representative and Canopy Group the certificates, instruments and documents referred to in Section 8.4 below.

2.3    Shareholders’ Representative.

(a)    Canopy Group shall be the representative of the holders of Preferred Stock (the “Shareholders’ Representative”) for purposes of this Agreement and the transactions contemplated hereby. The holders of Preferred Stock and their respective successors shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing. In the event any Shareholders’ Representative is unable or unwilling to serve or shall resign, a successor Shareholders’ Representative shall be selected by the holders of a majority of the shares of Preferred Stock outstanding immediately prior to the Closing (on an as-converted to Common Stock basis). A Shareholders’ Representative may not resign, except upon thirty

(30) days prior written notice to Parent. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Shareholders’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of a death of a Shareholders’ Representative, the successor shall be deemed to be the executor or other representative of such Shareholders’ Representative’s estate) and Parent shall be notified promptly of such appointment by the successor Shareholders’ Representative. No resignation, nor any other replacement, of any Shareholders’ Representative is effective against Parent until selection of a successor and prior written notice to Parent of such selection (such consent not to be unreasonably withheld). Each successor Shareholders’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Shareholders’ Representative.

(b)    Parent and Merger Sub shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Shareholders’ Representative on behalf of the holders of Preferred Stock. All communications or writings to be sent to the holders of Preferred Stock pursuant to this Agreement may be addressed to the Shareholders’ Representative and any communication or writing so sent shall be deemed notice to all of the holders of Preferred Stock hereunder. The adoption and execution of this Agreement by the holders of the Preferred Stock shall constitute the consent and agreement of each of the holders of Preferred Stock that the Shareholders’ Representative is authorized to accept deliveries, including any notice, on behalf of each holder of Preferred Stock pursuant hereto.

(c)    The Shareholders’ Representative is hereby appointed and constitutes the true and lawful attorney-in-fact of each holder of Preferred Stock, with full power of substitution in such holder’s name and on such holder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Shareholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including, without limitation, Article IX hereof. This power of attorney and all authority hereby conferred is granted subject to the interest of the other holders of Preferred Stock and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Preferred Shareholder, by operation of law, whether by such holder’s death or disability or by any other event.

(d)    The Shareholders’ Representative hereby acknowledges and agrees to serve as the Shareholders’ Representative in accordance with the applicable terms hereof and to be bound by such terms. At Parent’s request, the Shareholders’ Representative shall enter into an agreement in form and substance reasonably satisfactory to Parent and the Shareholders’ Representative in which the Shareholders’ Representative further acknowledges and agrees to serve as a Shareholders’ Representative and to be bound by the applicable terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and to Merger Sub, as of the date hereof and as of the Closing, except as set forth on the disclosure schedule delivered by the Company herewith and attached hereto as Exhibit D, as follows:

3.1    Organization, Corporate Power and Records.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and the Company is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each such Subsidiary is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except where not obtaining such qualification could not reasonably be expected to have a Material Adverse Effect. All such jurisdictions in which the Company or any of its Subsidiaries are qualified are set forth on Schedule 3.1. The Company and its Subsidiaries have full corporate power and authority and all licenses, permits and authorizations necessary to own and operate their respective properties, to conduct their business as now conducted and to perform their obligations under Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. No meeting has been convened or resolution proposed, or petition presented, and no order has been made under applicable Law, for the liquidation dissolution or winding-up of the Company or any of its Subsidiaries.

(b)    The books of account and other records of the Company and its Subsidiaries are accurate, up to date and complete, and have been maintained in accordance with prudent business practices and all applicable Laws. The Company has provided Parent with true, correct and complete copies of the stock records and minute books of the Company and its Subsidiaries and such records reflect that every material transaction of the Company and its Subsidiaries has been duly approved or ratified by the Company. The minute books of the Company and its Subsidiaries contain a complete and accurate summary of all meetings of directors or shareholders or actions by written consent since the time of incorporation of the Company or its Subsidiaries, as applicable. The copies of the organizational documents of the Company and each of its Subsidiaries, including, without limitation, the Articles of Incorporation and Bylaws, that have been provided to Parent reflect all amendments and restatements made thereto at any time prior to the date of this Agreement and are true, correct and complete. Neither the Company nor any of its Subsidiaries has taken any corporate action without the approval or ratification of the board of directors or shareholders where such action required the approval of the board of directors or shareholders under the URBCA or other applicable Law. The stock ledger or stock records of the Company and its Subsidiaries accurately reflect all transactions involving the capital stock of the Company and its Subsidiaries. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws or any resolution adopted by the Company’s shareholders or board of directors. None of the Subsidiaries of the Company is in default under or in violation of any provision of its organizational documents or bylaws or any resolution adopted by its shareholders or board of directors. Neither the Company nor any of its Subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth on Schedule 3.1.

3.2    Authority. The Company has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has (a) unanimously approved the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (b) resolved to recommend approval and adoption by the Shareholders of the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (c) not withdrawn or modified such approval or resolution to recommend. No other corporate proceedings on the part of the Company or any of its Subsidiaries or, immediately following the execution and delivery of this Agreement, any Shareholder of the Company are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general. The

Requisite Vote, which is controlled by Canopy Group, is the only vote of the Shareholders of the Company necessary to approve and authorize the Merger, this Agreement and the other documents contemplated hereby and the other transactions contemplated hereby and thereby.

3.3    No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (i) any of the terms of the Articles of Incorporation or Bylaws of the Company or any organizational documents of any of its Subsidiaries or any resolution adopted by the board of directors or Shareholders of the Company or any of its Subsidiaries, or (ii) any Material Contract or Encumbrance to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (iii) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Company or any of its Subsidiaries, except where it could not reasonably be expected to have a Material Adverse Effect; (b) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Material Contract or cancel, terminate or modify any such Material Contract; (c) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (d) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company or any of its Subsidiaries, except where it could not reasonably be expected to have a Material Adverse Effect; or (e) result in the creation or imposition of any Encumbrance, to the knowledge of the Company or any Subsidiary, any possibility of Encumbrance, or any restriction in favor of any Person upon the Company Stock or any of the properties or assets of the Company or any of its Subsidiaries. Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is triggered by, the approval, adoption, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby. The Company has given all notices, made all filings and obtained all consents set forth on Schedule 3.3 or will have done so prior to the Closing.

3.4    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock, of which 3,863,125 shares have been issued and are outstanding, (ii) 11,850,000 shares of Series A Preferred Stock, all of which have been issued and are outstanding, (iii) 25,378,864 shares of Series B Preferred Stock, all of which have been issued and are outstanding and (iv) 17,771,136 shares of Series C Preferred Stock, of which 10,946,472 shares have been issued and are outstanding. There are no shares of the Company’s capital stock held in the Company’s treasury. Schedule 3.4(a) sets forth the names of the Shareholders, the addresses of the Shareholders in their respective states of legal residence and the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock owned of record and beneficially by each of such Shareholders.

(b)    All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.4(b), no restrictions on transfer, repurchase option, preemptive rights or rights of first refusal exist with respect to any shares of capital stock of the Company or any of its Subsidiaries, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by Law, the Shareholders have waived (or hereby waive) any and all such rights.

(c)    There are outstanding Company Options to purchase 11,759,000 shares of Common Stock pursuant to the Company Option Plan and 2,241,000 additional shares of Common Stock are authorized and reserved for future issuance pursuant to the Company Option Plan. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The copies of the Company Option Plan and the stock option agreements to which the Company Options are subject that have been delivered to Parent are complete and correct copies thereof as in effect on the date hereof. Except as set forth on Schedule 3.4(c), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries (including, without limitation, the Bridge Notes or other convertible debt); (iii) Contract under which the Company or any of its Subsidiaries are or may become obligated to sell or otherwise issue any shares of their capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries or their capital stock.

(d)    Except as set forth in this Agreement, there are no proxies, voting rights, shareholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company or any of its Subsidiaries. All shares of Company Stock, all Company Options, the Bridge Notes and all other securities of the Company have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable Contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company or any of its Subsidiaries were validly reacquired in compliance with (A) the applicable provisions of the URBCA and all other applicable Laws and (B) any requirements set forth in applicable Contracts. Neither the Company nor or any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

(e)    Schedule 3.4(e) sets forth a list of the Company’s Subsidiaries. For each of the Company’s Subsidiaries, Schedule 3.4(e) sets forth: (i) the authorized capital stock; (ii) the number of shares of each class of capital stock that have been issued and are outstanding; (iii) the number of shares of capital stock held in such Subsidiary’s treasury; (iv) the names of the shareholders of such Subsidiary; and (v) the addresses of such shareholders in their respective states of legal residence and the number of shares of each class of capital stock of such Subsidiary owned of record and beneficially by each such shareholder. Except as set forth on Schedule 3.4(e), all of the Company’s Subsidiaries are wholly-owned by the Company. Except as set forth on Schedule 3.4(e), neither the Company nor or any of its Subsidiaries has any (i) direct or indirect debt, equity or other investment or interest in any Person or any joint venture or (ii) strategic alliance or teaming agreements with any Person (either pursuant to a written Contract or a Contract in the process of being negotiated). Neither the Company nor or any of its Subsidiaries has any commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).

(f) The Statement of Shareholder Closing Payment delivered pursuant to Section 1.12(c) will be true, accurate and complete in all respects as of the Closing. The allocation of Shareholder Closing Payment set forth on the Statement of Shareholder Closing Payment will be (when delivered and as of the Closing) in accordance with Article I of this Agreement and the Articles of Incorporation. The provisions of Article I hereof regarding the allocation and payment of Shareholder Closing Payment and Contingent Purchase Price to the Shareholders are in accordance with the Articles of Incorporation.

3.5    Financial Statements.

(a)    Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete, is consistent with the Company’s and its Subsidiaries’ books and records (which, in turn, are accurate and complete), presents fairly the Company’s and its Subsidiaries’ financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies (except as required by corresponding changes in GAAP becoming effective during such periods). Except as disclosed therein or in Schedule 3.5(a) hereto, there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. There have been no transactions involving the business of the Company and its Subsidiaries that properly should have been set forth in the Financial Statements and that have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company and its Subsidiaries and any non-operating assets, prepaid items and deposits. Since December 31, 2003, the Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has provided to Parent copies of each management letter or other letter delivered to the Company or any of its Subsidiaries by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company or any of its Subsidiaries.

(b)    Schedule 3.5(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries as of the Balance Sheet Date. Except as set forth on Schedule 3.5(b), all existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date). Except as disclosed on Schedule 3.5(b), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

(c)    The accounts, books and records of the Company have recorded therein the results of operations and the assets and liabilities of the Company and each of its Subsidiaries, required to be reflected under GAAP. The Company maintains a system of accounting and internal controls and procedures as are necessary to ensure that: (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the Company’s assets; (iv) access to the Company’s assets is permitted only in accordance with management’s authorization; (v) the reporting of the Company’s assets is compared with existing assets at regular internals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vii) material information regarding the Company and its financial condition is accumulated and communicated to the Company’s management, including its principal executive and financial officers. To the knowledge of the Company and any Subsidiary after due and diligent inquiry, there are no deficiencies or weaknesses in the design or operation of internal controls over financial reporting that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involves management or, to the knowledge of the Company or any Subsidiary, other employees who have a significant role in the Company’s internal controls, and the Company has provided to Parent copies of any written materials relating to the foregoing.

3.6    Liabilities. There are no Liabilities of the Company or its Subsidiaries, other than (a) Liabilities reflected on the Balance Sheet and not previously paid or discharged and (b) Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice (none of which in any case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law). Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liabilities of any other Person. Schedule 3.6 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of (a) all accounts payable of the Company and its Subsidiaries, (b) all notes payable of the Company and its Subsidiaries and all Indebtedness and (c) all Non-Ordinary Course Liabilities.

3.7    Adverse Changes. Except as set forth on Schedule 3.7, since December 31, 2006, the Company and its Subsidiaries have operated their business in the ordinary course and consistent with past practice and neither the Company nor its Subsidiaries has: (a) suffered a Material Adverse Effect or any effect, event or change which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (b) suffered any theft, damage, destruction, or casualty loss in excess of $10,000, or suffered any interruption in the use of the Company’s or its Subsidiaries’ assets or business (whether or not covered by insurance) or suffered any destruction of its books and records; (c) declared, set aside or paid any dividend (whether in cash, stock or property) with respect to any capital stock of the Company or its Subsidiaries or repurchased or redeemed any capital stock of the Company or its Subsidiaries; (d) become subject to any Liabilities, except Liabilities incurred in the ordinary course of business; (e) granted any current or former director, officer, employee or consultant of the Company or its Subsidiaries any bonus opportunity or increase in compensation or benefits, (f) disclosed any confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of, and preserving all rights of the Company and its Subsidiaries in, such confidential information); (g) made any capital expenditures that aggregate in excess of $10,000; (h) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach or violation of Section 6.2 hereof; or (i) committed or agreed to any of the foregoing set forth in (a) through (h) above.

3.8    Employee Benefit Plans.

(a)    Schedule 3.8(a) lists each Benefit Plan.

(b)    To the knowledge of the Company or any Subsidiary, each Pension Plan that is intended to qualify under Section 401(a) of the Code so qualifies (i) with respect to the form of its plan documents and (ii) in operation, and each related trust is exempt from taxation under Code Section 501(a). Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its governing instruments and all applicable Laws, including but not limited to, ERISA and the Code. No Pension Plan has ever held Company Stock or other Company securities. No Pension Plan has ever been merged with or accepted Code Section 414(l) transfers from another Employee Pension Benefit Plan.

(c)    All material contributions (including employee elective deferrals), premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP and, except to the extent of such accruals, the Company has no Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.

(d)    Neither the Company, its ERISA Affiliates nor any of their respective employees have incurred or are reasonably likely to incur any material Liability in connection with any non-exempt Prohibited Transaction.

There has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan that could result in Liability to the Company, its ERISA Affiliates or any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company or any Subsidiary, has been threatened, and the Company does not have knowledge of any fact that could form the basis for such action, suit, proceeding, hearing or investigation. No matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority. None of the directors, officers or employees (with responsibility for employee benefit matters) of the Company or any ERISA Affiliate have any knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

(e)    Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever incurred any Liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

(f)    Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to or had any other Liability under or with respect to any Employee Welfare Benefit Plan that provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA. Benefits under each Welfare Plan, with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or any ERISA Affiliate from their general assets or partly from their general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Welfare Plan requires or permits retroactive increase in premiums or payments due thereunder.

(g)    Neither the Company nor any ERISA Affiliate has ever maintained a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code.

(h)    All reports and information relating to each Benefit Plan required to be filed with a Government Authority have been timely filed and are accurate; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, and there are no restrictions on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without Liability to any participant or beneficiary thereunder.

(i)    There has been delivered to Parent, with respect to each applicable Benefit Plan, the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) a true and complete copy of each written Benefit Plan and, with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) the current IRS determination or opinion letter; (v) for all trust agreements, insurance contracts and similar instruments with respect to each funded or insured Benefit Plan; (vi) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vii) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of any Benefit Plan.

(j)    Each ERISA Affiliate is identified on Schedule 3.8(j).

(k)    Each Benefit Plan sponsored by the Company is terminable at the discretion of such entity with no more than thirty (30) days advance notice and without cost to such entity. No Employee Pension Benefit Plan, including the assets of such plan, is subject to any charge, market value adjustment, deferred rules charge or other fee that is payable by reason of the termination of such plan or investment. The Company may, without cost, withdraw their employees, directors, officers and consultants from any Benefit Plan that is not sponsored by such entity. No Benefit Plan has any provision that could increase or accelerate benefits or any provision that could increase Liability to the Company or Parent as a result of the transactions contemplated hereby, alone or together with any other event. No Benefit Plan imposes withdrawal charges, redemption fees, contingent deferred sales charges or similar expenses triggered by termination of the plan or cessation of participation or withdrawal of employees thereunder. No officer, director, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation that is inconsistent with the terms of any Benefit Plan, which may be binding on such plan, the Company or any ERISA Affiliate.

(l)    Each Benefit Plan, employment agreement or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A)(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and any subsequent guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Benefit Plan, employment agreement or other contract, plan, program, agreement or arrangement. Neither the Company nor any ERISA Affiliate is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(m)    The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

3.9     Employee Matters.

(a)    Schedule 3.9(a)(i) contains a true, correct and complete list of all employees of the Company and its Subsidiaries, their respective titles as of the date hereof (the “Company Employees”), the 2006 and 2007 compensation paid or payable to each such employee, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company and its Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) to the knowledge of the Company or any Subsidiary, there are no severance payments that are or could become payable by the Company or its Subsidiaries to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company or its Subsidiaries and any such person, (iv) as of the date hereof, except as set forth on Schedule 3.9(a)(iv) and except for employees Parent has notified the Company that it does not intend to retain, to the knowledge of the Company or any Subsidiary, no executive officer or material number of management level or senior technical employees of the Company or its Subsidiaries has any plans to terminate his, her or their employment or relationship with the Company or its Subsidiaries and (v) to the knowledge of the Company or any Subsidiary, there are no agreements between any Company Employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company or its

Subsidiaries or Parent or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b)    Neither Company nor any of its Subsidiaries is, or has ever been, bound by or subject to (and none of their respective assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or its Subsidiaries is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company or its Subsidiaries and no campaign to establish such representation is in progress. With respect to the Company and its Subsidiaries, there is no pending or, to the knowledge of the Company or any Subsidiary, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company or its Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company or its Subsidiaries or (iv) application for certification of a collective bargaining agent.

(c)    Except as set forth on Schedule 3.9(c), the Company and its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries is or has been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company or its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of Law to be so classified. To the knowledge of the Company or any Subsidiary, no individual who has performed services for or on behalf of the Company or its Subsidiaries and who has been treated by the Company or its Subsidiaries as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or its Subsidiaries.

(d)    No third party has claimed or, to the knowledge of the Company or any Subsidiary, has reason to claim that any person employed by or affiliated with the Company or its Subsidiaries has (i) violated any of the terms or conditions of such person’s employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party or (iii) interfered in the employment relationship between such third party and any of its present or former employees. To the knowledge of the Company or any Subsidiary, no person employed by or affiliated with the Company or its Subsidiaries has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or its Subsidiaries.

(e)    Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

3.10    Taxes.

(a)    The Company and its Subsidiaries have filed (or have had filed on their behalf) on a timely basis all Tax Returns they are required to have filed. Neither the Company nor any of its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All such Tax Return as are true, correct and complete in all respects. All information included in Tax Returns filed by the Company and each of its Subsidiaries which may be relevant to future Tax obligations of the Company or its Subsidiaries, such as basis in property and deduction and credit carryovers, is complete and accurate.

(b)    All Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis. Neither the Company nor any of its Subsidiaries has any Liability for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date. There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) timely to pay any Tax.

(c)    The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to withholding Taxes and Tax information reporting, and have, within the time and manner prescribed by Law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid. All Persons who have provided services to the Company or any of its Subsidiaries and have been classified as independent contractors for the purposes of Tax withholding Laws and Laws applicable to employee benefits were properly so classified. The records of the Company contain all information and documents necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Company and its Subsidiaries have complied in all material respects with all sales Tax resale certificate exemption requirements.

(d)    No claim has ever been made by a Government Authority in a jurisdiction where any of the Company it its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Company or any of its Subsidiaries has conducted activities in any jurisdiction which will require the Company or any of its Subsidiaries to pay Tax or file a Tax Return of a type that it had not filed in the most recently ended preceding taxable period for which such type of Tax or Tax Return would be due (as reflected in Schedule 3.10(cc)).

(e)    Any adjustment of Tax Liability or Tax Returns of the Company or any of its Subsidiaries made by any Taxing Authority in any examination which is required to be reported to any other Taxing Authority has been so reported, and any additional Taxes due with respect thereto have been paid.

(f)    There are no existing circumstances that reasonably may be expected to result in the assertion of any claim for Taxes against the Company or any of its Subsidiaries by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. There is no audit or other proceeding presently pending or threatened with regard to any Tax Liability or Tax Return of the Company or any of its Subsidiaries or any Shareholder (or former shareholder) relating to the Company or its Subsidiaries. No issue has been raised by any Government Authority with respect to Taxes of the Company or its Subsidiaries in any prior examination that, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any other taxable period of the Company or its Subsidiaries.

(g)    Neither the Company nor any of its Subsidiaries nor any Person on behalf of the Company or its Subsidiaries has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or any of its Subsidiaries may be held liable. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or any of its Subsidiaries, or receive information relating to the Company or its Subsidiaries, with respect to any Tax matter (other than authorizations included as an integral part of Tax Returns previously filed by the Company or its Subsidiaries).

(h)    Neither the Company nor any of its Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to the knowledge of the Company or any Subsidiary will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of the Company or any of its Subsidiaries (i) has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law) or (ii) been filed by or on behalf of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries was advised by its return preparer to consider making disclosure with respect to Section 6662 of the Code, which disclosure was not made.

(i)    There is currently no limitation on the use of Tax attributes of the Company or any of its Subsidiaries under Sections 382, 383 or 384 of the Code (and similar provisions of state, local or foreign Tax Law).

(j)    Within the meaning of Section 280G of the Code and without regard to Sections 280G(b)(4)(A) and 280G(b)(5), none of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract requiring it to make payments, to any Person that would be, individually or taking into account other payments, a parachute payment as a result of any event connected with the Merger or any other transaction contemplated by this Agreement, and none of the Company or its Subsidiaries is a party to any Contract that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 4999 of the Code.

(k)    None of the Company or its Subsidiaries has made or agreed to make, or is not required to make, any change in method of accounting previously used by it in any Tax Return which change in method would require the Company or any of its Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company or any of its Subsidiaries has not yet filed a Tax Return; and neither is there any application pending with any Government Authority requesting permission for the Company or any of its Subsidiaries to make any change in any accounting method to would require such an adjustment, nor has the Company or any of its Subsidiaries received any notice that a Government Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any of its Subsidiaries.

(l)    Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring a material measure of Tax from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date. Neither the Company nor any of its Subsidiaries has any material deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on its Interim Financials or Estimated Closing Balance Sheet, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), (ii) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19), (iv) use of the long-term contract method of accounting or (v) receipt of any prepaid amount.

(m)    Neither the Company nor any of its Subsidiaries has filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets.

(n)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

(o)    Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(p)    No property owned by the Company or its Subsidiaries is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) or used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code. None of the Company or any of its Subsidiaries is a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.

(q)    No indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(r)    Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(s)    Neither the Company nor any of its Subsidiaries has a “permanent establishment” in any country other than the country under the Laws of which it is organized (as such term is defined in any applicable Tax treaty or convention between the country of organization and such other country) and has not otherwise engaged in any activity that has exposed, or will expose, it to the taxing jurisdiction of any such other country.

(t)    Neither the Company nor any of its Subsidiaries has ever owned (directly or indirectly) an interest in a passive foreign investment company within the meaning of Section 1297 of the Code.

(u)    Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(v)    None of the Company or its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(w)    No Preferred Shareholder is a “foreign person” within the meaning of Section 1445 of the Code.

(x)    Neither the Company nor any of its Subsidiaries has, in the past ten (10) years, (i) acquired assets from another Person (or was treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction described in Section 351 of the Code in which the federal income Tax basis for the acquired assets is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person, (ii) acquired the assets of any Person in a transaction or been a party to a reorganization or other transaction to which Section 381 of the Code applied or (iii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of such Person, whether by Contract or by operation of Law pursuant to a merger or consolidation or similar transaction.

(y)    Neither the Company nor any of its Subsidiaries is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement under which any of the Company or its Subsidiaries may be held liable to another Person (including any agreement by which any of the Company or its Subsidiaries has agreed to indemnify any other Person in respect to Tax liabilities or to allocate Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities).

(z)    Neither the Company nor any of its Subsidiaries (i) is or has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or will or may be required to join, in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, for any taxable period and (ii) has or has had a relationship to any other Person that would cause it to be liable for Taxes owed by any other Person (other than as a payor required to effect Tax withholding from payments to another Person), including, without limitation, Tax payable by the Company or any of its Subsidiaries by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

(aa)    Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for federal income Tax purposes or (ii) owns any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(bb)    Schedule 3.10(bb) identifies all Tax Returns that the Company or any of its Subsidiaries have filed after December 31, 2004 and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Government Authority. The Company and its Subsidiaries have provided to Parent complete and accurate copies of all of the following materials:

(i)    all income Tax Returns filed by the Company and its Subsidiaries that relate to taxable periods ending after December 31, 2003;

(ii)    all examination reports relating to Taxes of the Company and its Subsidiaries issued since January 1, 2004 in connection with of Tax audits or examinations or asserted failures to file Tax Returns or pay Taxes;

(iii)    all statements of Taxes assessed since January 1, 2004 against or agreed to by the Company that were not shown on Tax Returns filed by the Company or any of its Subsidiaries before such assessment and all related correspondence;

(iv)    all written rulings from, and written agreements with, any Government Authority relating to Taxes of the Company or any of its Subsidiaries that were either received since January 1, 2004 or would have continuing effect for any taxable period for which a Tax Return that has not yet been filed or Tax paid by the Company or any of its Subsidiaries;

(v)    all Federal income tax elections relating to Taxes of the Company or any of its Subsidiaries which would have continuing material effect in the determination of Tax of the Company or any of its Subsidiaries for any taxable period for which a Tax Return has not yet been filed or Tax paid for the three (3) tax years following the Closing (other than elections that are included in or apparent from Tax Returns referred to in clause (i) above);

(vi)    copies of all Tax opinions relating to and in the audit files of the Company or its Subsidiaries; and

(vii)    to the extent requested in writing by Parent, any other document relating to Taxes or Tax Returns of the Company or any of its Subsidiaries or the Shareholders (or former shareholders) relating to the Company or any of its Subsidiaries.

3.11    Property.

(a)    Neither the Company nor any of its Subsidiaries owns any real property. Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company and its Subsidiaries or to which the Company or its Subsidiaries may have any leasehold rights (collectively, the “Facilities”). True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been delivered to Parent. Except as otherwise disclosed on Schedule 3.11(a), no person, firm or corporation, other than the owner of such real property and the Company or its Subsidiaries, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company (or one or more of its Subsidiaries) and the other party or parties thereto in accordance with their respective terms.

(b)    Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company and its Subsidiaries (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in the case of (i) and (ii) valued in excess of $10,000, including an indication as to which assets are currently owned, or were formerly owned, by any current or former shareholders or Affiliates of the Company or its Subsidiaries. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to Parent. All of the personal property listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted. All personal property used by the Company or its Subsidiaries is either owned by the Company or its Subsidiaries or leased under an agreement listed on Schedule 3.11(b). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company or one or more of its Subsidiaries, as applicable, and to the knowledge of the Company or any Subsidiary, the other party or parties thereto in accordance with their respective terms.

(c)    The Company and its Subsidiaries have good and marketable title to the Company’s and its Subsidiaries’ respective assets, free and clear of any and all Encumbrances and defects in title. The Company’s and its and its Subsidiaries’ respective assets, taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. There are no facts or conditions affecting the Company’s or its Subsidiaries’ respective assets that could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.12    Contracts.

(a)    Schedule 3.12 sets forth an accurate and complete list of each Material Contract. No Material Contract has been breached or canceled by the other party, and the Company has no knowledge of any anticipated breach by any other party to any Material Contract (with or without notice or lapse of time). The Company and its Subsidiaries have performed all the obligations required to be performed by them in connection with the Material Contracts and are not in default under or in breach of any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would (i) result in a default or breach thereunder, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract. Neither the Company nor any of its Subsidiaries has a present expectation or intention of not fully performing any obligation pursuant to any Contract. Each Material Contract is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, and shall continue as such following the consummation of the transactions contemplated hereby. No Contract obligates the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that shall result in a loss to the Company or any of its Subsidiaries. No Contract obligates, nor will any bid, offer or proposal, if accepted or entered into, obligate the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that might result in a loss to the Company or any of its Subsidiaries upon completion of performance.

(b)    The Company has provided Parent with a true and correct copy of all written Material Contracts which are required to be disclosed on Schedule 3.12, in each case together with all amendments, waivers or any other changes thereto (all of which are disclosed on Schedule 3.12). Schedule 3.12 contains an accurate and complete description of all material terms of all oral Material Contracts. No Person is currently renegotiating or has the right to renegotiate any amount paid or payable to the Company under any Material Contract or any other term or provision of any Contract. Schedule 3.12 identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any of its Subsidiaries.

3.13    Litigation. Schedule 3.13 describes all of the Proceedings that have been commenced by or against the Company or its Subsidiaries and the status thereof. Except as set forth on Schedule 3.13, there is no Proceeding pending or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company or its Subsidiaries or their respective assets before any court, agency, authority or arbitration tribunal. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries has received any opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability or disadvantage that may be material to the business of the Company or any of its Subsidiaries as previously or presently conducted or as presently proposed to be conducted. To the knowledge of the Company or any Subsidiary, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. None of the Company, its Subsidiaries or any of their respective officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal.

3.14    Compliance with Laws. The Company and each of its Subsidiaries have complied at all times and are currently in material compliance with all Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority. Neither the Company, nor any of its Subsidiaries, nor Canopy Group, nor to the knowledge of the Company or any Subsidiary, any of the employees, partners, principals, agents or assignees of the Company or any of its Subsidiaries or Canopy Group have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment kickback or other unlawful payment. The Company and its Subsidiaries have at all times conducted their respective businesses in accordance with (a) all applicable export and re-export controls and import laws of any jurisdiction in which the Company and its Subsidiaries conduct business (including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations) and (b) all applicable economic and trade sanctions and embargoes of any jurisdiction in which the Company and its Subsidiaries conduct business (including the regulations set forth in Chapter V of Title 31 of the U.S. Code of Federal Regulations). The Company and its Subsidiaries have all licenses, permits, approvals, qualifications, commodity jurisdictions, commodity classifications and the like, from any Government, Government Authority or Person necessary for the conduct of its business as conducted and for releases of technology to foreign nationals relating to the business of the Company and its Subsidiaries (other than immaterial licenses, permits, approvals, qualifications or the like required by any state or local Government or Government Authority), all such items are in full force and effect and the Company and its Subsidiaries are and have at all times been in compliance with the terms thereof. The Company and its Subsidiaries have no foreign persons (i.e., persons who are not U.S. citizens or lawful permanent residents) as employees, and the Company and its Subsidiaries represent that only U.S. citizens worked on the Harris project. Schedule 3.14(a) sets forth all licenses and permits held by the Company and its Subsidiaries which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. There are no facts or circumstances in existence that are reasonably likely to prevent the Company or any of its Subsidiaries from renewing each such license and permit. The Company and its Subsidiaries sell the MediaLock product which has encryption functionality and which uses two types of encryption algorithms: (a) for key management, tiny encryption algorithm (TEA) which has a key length of 128 bits; and (b) for data encryption, either AES with a key length of 128/196/256 bits or triple DES with a key length of 196 bits. Except as set forth on Schedule 3.14(b), the Company has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any noncompliance with Law. Neither the

Company nor any of its Subsidiaries has received any notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.14, and, to the knowledge of the Company or any Subsidiary, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.14.

3.15    Government Contracts. Neither the Company nor any of its Subsidiaries has entered into, or is party to or bound by, any Government Contract or Government Subcontract.

3.16    Environmental and Safety Matters. The Company and its Subsidiaries have conducted its business at all times in compliance with all applicable Environmental Laws. None of the properties currently or, to the knowledge of the Company or any Subsidiary, formerly owned or operated by the Company or its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Government Authority or other Person, which has not heretofore been resolved with such Government Authority or other Person, indicating that the Company or its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative Proceedings pending or, to the knowledge of the Company or any Subsidiary, threatened against the Company or its Subsidiaries relating to any violation or alleged violation of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or its Subsidiaries concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law that have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company or its Subsidiaries. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by the Company or its Subsidiaries. Neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

3.17    Insurance. Schedule 3.17 lists and briefly describes each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company or its Subsidiaries and any claims made thereunder. The Company has provided copies to Parent of all such insurance policies. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is nor has any of them ever been in default with respect to its obligations under any such insurance policies and neither the Company nor any of its Subsidiaries has ever been denied insurance coverage. The insurance coverage of the Company and its Subsidiaries is customary for corporations of similar size engaged in similar lines of business. The Company is current in all of its premiums for its insurance policies. Subject to Section 6.11 below, the Company does not know of any threatened termination of, or material premium increase with respect to, any such policies. Neither the Company nor any of its Subsidiaries has ever received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. To the knowledge of the Company or any Subsidiary after due and diligent inquiry, there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy set forth on Schedule 3.17.

3.18     Intellectual Property.

(a)    The Company or one of its Subsidiaries has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights. The Company or one of its Subsidiaries is the exclusive owner, with all right, title and interest in and to all, of the Company Intellectual Property Rights free and clear of any Encumbrances or other rights or claims of others, except for Third Party Intellectual Property Rights.

(b)    Schedule 3.18(b) lists all material items of Company Intellectual Property Rights, including, without limitation: (i) all applications and registrations relating to the Company Intellectual Property Rights, including, without limitation, all patents and patent applications (including provisional applications, continuations and continuations-in-part) and all trademarks, service marks, trade names, fictitious names, and copyright registrations owned by, or licensed exclusively to, the Company or its Subsidiaries including the jurisdictions in which each item of such Company Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material items of Third Party Intellectual Property Rights, including all licenses, sublicenses and agreements related thereto to which the Company or any Subsidiary is a party and that also identifies, as applicable, each item of Third Party Intellectual Property Rights incorporated in, embedded in or included with any Product or service of the Company or any of its Subsidiaries or any product or service currently under development by the Company or any Subsidiary; (iii) all agreements or other arrangements under which the Company or any of its Subsidiaries has provided or agreed to provide or make available object or source code to any Product to any Person, including, without limitation, to end-users (other than End-User Licenses); and (iv) all other material items of Company Intellectual Property Rights. The Company has provided to Parent correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company Intellectual Property Rights, each as amended to date. Neither the Company nor any of its Subsidiaries is a party to any oral license, sublicense or other agreement that, if reduced to written form, would be required to be set forth on Schedule 3.18(b) under the terms of this Section 3.18(b). Except as set forth on Schedule 3.18(b)(i), each registration relating to Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) was properly registered and is in good standing and enforceable under applicable Laws, and except as set forth on Schedule 3.18(b)(i), no renewal, fee, payment or other actions are required to be taken with respect to any registration within six (6) months after the date hereof. Schedule 3.18(b)(i) lists, for each application relating to the Company Intellectual Property Rights (other than Third Party Intellectual Property Rights), the current status of each application and the next steps required to be taken in connection with such application.

(c)    Except as set forth on Schedule 3.18(c), with respect to each item of Third Party Intellectual Property Rights and the sale, distribution and licensing of the Products, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item. All such payments that are due and payable as of the date of execution of this Agreement have been paid or accrued as Liabilities on the Estimated Closing Balance Sheet. All agreements, licenses and sublicenses relating to Third Party Intellectual Property Rights are legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby and without payment of any additional amounts or consideration other than ongoing fees, royalties or payments set forth on Schedule 3.18(c) that the Company or any of its Subsidiaries would otherwise be required to pay and without obtaining the consent or permission of, or giving notice to, any party to such agreements, licenses and sublicenses. Neither the Company nor any Subsidiary is in breach of or default under any agreement, license or sublicense relating to Third Party Intellectual Property Rights, and to the knowledge of the Company or any Subsidiary, no third party to any agreement, license or sublicense relating to Third Party Intellectual Property Rights is in default under any such agreement, license or sublicense or has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material default thereunder. No proceeding is pending or is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability of any agreement relating to Third Party Intellectual Property Rights. To the knowledge of the Company or any Subsidiary, no underlying item of Third Party Intellectual Property Rights is subject to any Encumbrance that materially interferes with or may reasonably be expected to materially interfere with the rights granted to the Company or any of its Subsidiaries with respect to such item.

(d)    The Company has provided to Parent copies of the Company’s standard forms of (i) end-user license agreements (“End-User Licenses”) pursuant to which the Company Intellectual Property Rights are licensed by the Company or any Subsidiary to any Person, and (ii) services and customer agreements (“Services

Agreements”) pursuant to which the Company or any Subsidiary provides services to customers. Except as set forth on Schedule 3.18(d) (which describes the material variations from the standard form of End-User Licenses and Services Agreements), as of the date hereof, neither the Company nor any of its Subsidiaries has entered into any End-User License or Services Agreement which contain terms materially different than as set forth in the standard forms of such agreements provided to Parent. Except as set forth on Schedule 3.18(d), there are no material errors, omissions, issues or defects in the Products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results and other written materials related to, associated with or used or produced in the development of the Products. Except as set forth on Schedule 3.18(d), neither the Company nor any of its Subsidiaries has made any material oral or written representations or warranties with respect to its Products or services. Except as identified on Schedule 3.18(d), no Person has any right to access or use any source code owned or provided by the Company or any of its Subsidiaries.

(e)    The Company and its Subsidiaries have used commercially reasonable efforts, on a world-wide basis, to protect and enforce their trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights. All officers, employees, independent contractors and consultants of the Company or its Subsidiaries who have had access to trade secrets or Company Intellectual Property Rights have executed and delivered to the Company agreements (copies of which have been provided to Parent) to maintain the confidentiality of trade secrets and the Company Intellectual Property Rights and to assign to the Company all Intellectual Property Rights arising from the services performed for the Company or its Subsidiaries by such Persons. No current or prior officers, employees, independent contractors or consultants of the Company or its Subsidiaries have claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or providing services to or consulting to the Company or its Subsidiaries, or otherwise. To the knowledge of the Company or any Subsidiary, there has been no violation of the Company’s or any of its Subsidiaries’ policies or practices related to the protection of trade secrets or of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights. Except as set forth on Schedule 3.18(e) and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company and its Subsidiaries, within the course and scope of their employment. Except as set forth on Schedule 3.18(e), the Products were not conceived or developed outside of the United States.

(f)    No federal, state, local or other government facilities or funding or university or college facilities or funding were used in the development of the Products and no Product or part thereof was developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements set forth on Schedule 3.18(f).

(g)    Except as set forth on Schedule 3.18(g), neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries have violated any Person’s rights in any Intellectual Property Rights or has engaged in unfair competition against any Person. Neither the development, manufacturing, marketing, licensing or sale of the Products, the performance of the services offered by the Company or any Subsidiary nor the conduct of the business of the Company or any of its Subsidiaries infringe, conflict with or misappropriate, and have not infringed, conflicted with or misappropriated, any Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries has any Liability for any past infringement or misappropriation of any third party’s Intellectual Property Rights. No action, suit, investigation or claim is pending or has been made or is threatened with regard to any third party right in any Company Intellectual Property Rights, including any allegation of infringement or misappropriation or of any breach or default of any license or other agreement. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company or any of its Subsidiaries is a party or by which they are bound that involve indemnification by the Company or its Subsidiaries with respect to infringements of Intellectual Property Rights. Except as set forth on Schedule 3.18(g), to the knowledge of the

Company or any Subsidiary, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any other Person.

(h)    It is not or will not be necessary to utilize any inventions of any employees, independent contractors or consultants of the Company or its Subsidiaries (or Persons the Company or its Subsidiaries currently intends to employ or engage) other than inventions that have been properly assigned to the Company or its Subsidiaries as of the Closing Date by such employees, independent contractors or consultants. At no time during the conception or reduction of any of the Company’s Intellectual Property Rights to practice was any developer, inventor or other contributor to any Intellectual Property Rights subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party.

(i)    The Intellectual Property Rights owned by the Company and its Subsidiaries and the Third Party Intellectual Property Rights licensed by the Company and its Subsidiaries constitute all of the Intellectual Property Rights required by or appropriate for the continued conduct of the business of the Company and its Subsidiaries in the manner conducted up to and including the Closing Date.

(j)    Set forth on Schedule 3.18(j) are all Internet domain names and universal resource locators (URLs) related to the business of the Company and its Subsidiaries (“Domain Names”). The Company is the sole registrant of all Domain Names, and all registrations of Domain Names are in good standing and registered until the dates set forth on Schedule 3.18(j). No action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of the Company or its Subsidiaries to use a Domain Name. The Company and its Subsidiaries have all right, title and interest in and to, and rights to use on the Internet and otherwise, the Domain Names. The Company and its Subsidiaries are the owners of, or has sufficient rights to display, all content displayed on the website associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Parent or the Surviving Corporation. No facts or circumstances exist which could reasonably form the basis of a challenge relating to the unencumbered use of the Domain Names or any part thereof.

(k)    Schedule 3.18(b)(i) lists all registered and unregistered trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof owned by, or purported to be owned by, the Company and its Subsidiaries. No action has been taken or is pending to challenge rights to, invalidate or cancel any registration for, or the right of the Company or its Subsidiaries to use any such trademarks, service marks, trade dress, trade names, logos and corporate names.

(l)    Except as set forth on Schedule 3.18(l), neither the Company nor any of its Subsidiaries has (i) transferred, or agreed to transfer or granted a right to transfer, ownership (or joint ownership) of any of the Company’s or its Subsidiaries’ Intellectual Property Rights to any third party, (ii) granted or agreed to grant to any third party any exclusive license of or right to use, or authorized the retention by any third party of any exclusive rights to use or joint ownership of, any of the Company’s or its Subsidiaries’ Intellectual Property Rights; (iii) permitted any third party to modify, improve or create derivative works of the Products, any of the Company’s or its Subsidiaries’ assets or own any Intellectual Property Rights therein; or (iv) permitted the Intellectual Property Rights of the Company or its Subsidiaries to lapse or enter the public domain.

(m)    Except as set forth on Schedule 3.18(m), neither the Company nor any of its Subsidiaries has brought, or threatened to bring, any claims, actions or lawsuits alleging (i) misappropriation or infringement of any of the Company’s or its Subsidiaries’ Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use any of the Company’s or its Subsidiaries’ Intellectual Property Rights, and, to the knowledge of the Company or any Subsidiary, there do not exist any facts which could form the basis of any such claim, action or lawsuit. Neither Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company’s or its Subsidiaries’ Intellectual Property Rights.

(n)    No software covered by or embodying any of the Company’s or its Subsidiaries’ Intellectual Property Rights or Products has been or is being distributed, in whole or in part, or was used or is being used, in conjunction with any Public Software in a manner which would require that such software or Product be disclosed or distributed in source code form or made available at no charge. Schedule 3.18(n) lists all Public Software that is incorporated in, embedded in or included with any Product or service of the Company or any of its Subsidiaries or any product or service currently under development by the Company or any Subsidiary.

(o)    Use of User Data.

(i)    The use, license, sublicense and sale by the Company or its Subsidiaries of any User Data collected from users at any website operated by the Company or its Subsidiaries and any co-branded websites which the Company or any of its Subsidiaries manages have complied in all material respects with the applicable published privacy policy at the time such User Data was collected (collectively, the “Privacy Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against the Company or its Subsidiaries.

(ii)    The Company and its Subsidiaries are in compliance in all material respects with all Laws, Privacy Policies and contractual obligations binding on the Company and its Subsidiaries that relate to or govern the compilation, use and transfer of User Data.

(iii)    There is no suit, action or other proceeding (including any audit or investigation) pending or, to the knowledge of the Company or any Subsidiary, threatened by any Person or any Government Authority involving the use, disclosure or transfer of any User Data by the Company or its Subsidiaries, nor has the Company or its Subsidiaries received any communication, written or oral, from any Government Authority regarding the use, disclosure or transfer of any User Data by the Company or its Subsidiaries.

(iv)    Neither the Privacy Policies nor any Law restricts, limits or prohibits the transfer of User Data to Parent, the Surviving Corporation or their Affiliates or otherwise limits Parent, the Surviving Corporation or their Affiliates from succeeding to all rights and privileges of Company or its Subsidiaries with respect to such User Data (it being understood that, following such transfer, such User Data will remain subject to the applicable use limitations set forth in such Privacy Policies).

(v)    To the knowledge of the Company or any Subsidiary, no Person has obtained unauthorized access to User Data stored on the computer systems owned or operated by the Company or its Subsidiaries (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company or its Subsidiaries (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company or its Subsidiaries in any material manner.

(p)    Schedule 3.18(p) lists all material and known unresolved warranty and support claims (including any pending claims) related to the Products and any services provided to third parties by the Company and its Subsidiaries and the nature and status of such claims.

(q)    The Company and its Subsidiaries have taken reasonable actions, consistent with industry standards, to maintain, protect and police the integrity and security of their Products and the services that it provides to customers, including the protection and policing against all unauthorized use of, access to, or “hacking” into the Products, software, systems, networks, customer data files, databases and computers utilized by the Company or any Subsidiary in the operation of their business.

(r)    Except as set forth on Schedule 3.18(r), the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company or any Subsidiary to be in violation or default under any license, sublicense or other agreement relating to Intellectual

Property Rights, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way the Company’s or any Subsidiary’s ability to conduct its business or use or provide the use of the Company Intellectual Property Rights or any Intellectual Property of others, which violation, default, termination, modification or limitation would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company or any of its Subsidiaries.

3.19    Related Party Transactions. Except as set forth on Schedule 3.19, neither the Company nor any of its Subsidiaries has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or its Subsidiaries. No officer or director of the Company or its Subsidiaries has received since December 31, 2002, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company or its Subsidiaries, in any Contracts to which the Company or any of its Subsidiaries is a party, or in any other Person with which the Company or any of its Subsidiaries is or has been party to a Contract. Except as set forth on Schedule 3.19, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company or any of its Subsidiaries and any Preferred Shareholder or any Related Parties, and all such Liabilities have been, or will be prior to Closing, repaid in full.

3.20    Customers. Schedule 3.20 identifies the revenues received from each customer of the Company and its Subsidiaries and from each other Person from whom the Company or its Subsidiaries generated revenues in the fiscal year ended December 31, 2006 and in the first eleven (11) months of 2007. The relationship of the Company and its Subsidiaries with each of its customers is a good working relationship, and since the fiscal year ended December 31, 2005, there has not been any adverse change in the business relationship of the Company and its Subsidiaries with any of its material customers. No customer of the Company or its Subsidiaries has terminated or threatened in writing to terminate its relationship with the Company or its Subsidiaries or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for the purchase of goods or services from the Company or its Subsidiaries, or threatened in writing to do so, and the Company does not know of any written or oral communication, fact, event or action that exists or has occurred that would indicate that any customer of the Company or its Subsidiaries would do so, whether as a result of the transaction contemplated hereby or otherwise. All revenues recognized by the Company and its Subsidiaries have been recognized in accordance with GAAP.

3.21    Brokers. Except as set forth on Schedule 3.21, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, the Company or any of its Subsidiaries or Canopy Group for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company or any of its Subsidiaries or Canopy Group.

3.22    Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company or any Subsidiary maintain an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from the Company or its Subsidiaries as of the date of this Agreement.

3.23    Disclosure. No representation or warranty by the Company contained in this Agreement, and no representation, warranty or statement contained in any certificate, schedule, exhibit or other agreement executed and delivered to Parent pursuant to this Agreement, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CANOPY GROUP AND CANOPY VENTURES

As a material inducement to Parent and Merger Sub to enter into this Agreement, Canopy Group and Canopy Ventures, jointly and severally, represent and warrant to Parent and Merger Sub, as of the date hereof and as of the Closing, as follows:

4.1    Organization. Canopy Group and Canopy Ventures each is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Canopy Group and Canopy Ventures each has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

4.2    Authority. Canopy Group and Canopy Ventures each has full power, authority and legal right and capacity to enter into and perform its obligations under this Agreement and each other document contemplated hereby to which each is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Canopy Group and Canopy Ventures is a party have been duly executed and delivered by Canopy Group or Canopy Ventures and are legal, valid and binding obligations of Canopy Group or Canopy Ventures , enforceable against Canopy Group or Canopy Ventures in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

4.3    Company Stock. Canopy Group holds of record and beneficially the number of shares of Company Stock and Company Options as are set forth opposite its name on Schedule 3.4(a), free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws) and holds no other share, option, warrant or other right to acquire or receive shares of Company Stock. All other information in Section 3.4(a) and on Schedule 3.4(a) with respect to Canopy Group is true, correct and complete. Except as set forth in this Agreement in Section 6.12 or on Schedule 3.4(d), there are no proxies, voting rights, shareholders agreements or other agreements or understandings, to which any Preferred Shareholder is a party or by which any Preferred Shareholder is bound, with respect to the voting or transfer of the capital stock of the Company.

4.4    Brokers. Except as set forth on Schedule 3.21, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, the Company, Canopy Group or Canopy Ventures for any commission, fee or other compensation payable as a finder or broker because of any act or omission by Canopy Group or Canopy Ventures.

4.5    Disclosure. To the knowledge of Canopy Group and Canopy Ventures, no representation or warranty by Canopy Group or Canopy Ventures contained in this Agreement, and no representation, warranty or statement contained in any certificate, schedule, exhibit or other agreement executed and delivered to Parent pursuant to this Agreement, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

5.1    Organization. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Utah and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Each of Parent and Merger Sub has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

5.2    Authority. Parent has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which Parent is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby are authorized. No other corporate proceedings on the part of Parent are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Parent is a party are the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

5.3    No Violation to Result. Except as set forth on Schedule 5.3, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (i) any of the terms of the certificate or articles of incorporation or bylaws of Parent or Merger Sub or any resolution adopted by the board of directors of Parent or Merger Sub or stockholders of Parent, (ii) any contract or Encumbrance to which Parent or Merger Sub is a party or by which it is bound or (iii) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to Parent or Merger Sub; (b) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person, upon any of the properties or assets of Parent or Merger Sub. Other than as set forth on Schedule 5.3 or as otherwise expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement and the other documents contemplated hereby nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

5.4    Brokers. Except as set forth on Schedule 5.4, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation payable as a finder or broker because of any act or omission by Parent or Merger Sub.

5.5    Disclosure. To the knowledge of Parent, no representation or warranty by Parent contained in this Agreement, and no representation, warranty or statement contained in any certificate, schedule, exhibit or other agreement executed and delivered to the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Access to Properties and Records. The Company shall, and shall cause its Representatives to, afford to Parent’s Representatives reasonable access during the Company’s normal business hours and in a manner not unreasonably disruptive under the circumstances, to all of the Company’s and its Subsidiaries’ assets, properties, books and records and Representatives in order to afford Parent as full an opportunity of review, examination and investigation as it shall reasonably request of the affairs of the Company and its Subsidiaries, and Parent and its Representatives shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary. The Company shall furnish or cause to be furnished to Parent such reasonable financial and operating data and other information about the Company and its Subsidiaries, its business as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets that any of the Representatives of Parent may reasonably request. No information or knowledge obtained by Parent, its Representatives or any Indemnified Parties in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of Canopy Group, Canopy Ventures or the Company contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any provision hereof.

6.2    Interim Covenants of the Company. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to in writing signed by Parent or as otherwise set forth on Schedule 6.2, the Company shall, and cause its Subsidiaries to: (i) keep intact the Company and its Subsidiaries and their business, as presently conducted, as conducted in the past and as proposed to be conducted in the future, and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of their business as the same is presently being conducted; (ii) use their commercially reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and its Subsidiaries and retain and maintain good relationships with their clients and maintain the their assets and the Facilities in good condition; (iii) perform their obligations under the Contracts; (iv) maintain the goodwill and reputation associated with the Company and its Subsidiaries; and (v) to the extent requested by Parent, take such actions as may be required to maintain or terminate any or all of its Benefit Plans. Without limiting the generality of the foregoing, the Company shall not, and the Company shall not cause or permit its Subsidiaries to:

(a)    adopt or propose any change to the articles of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries; provided, however with respect to the amendment of the Articles of Incorporation to provide for the payment of the Shareholder Closing Payment to the holders of Common Stock pursuant to Section 1.7(a)(i), such written consent to such amendment shall not be unreasonably withheld or delayed by Parent;

(b)    merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)    purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or make subject to a security interest or any other Encumbrance, any of the Company’s or its Subsidiaries’ properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.2, in each case for a consideration at least equal to the fair value of such property or asset;

(d)    grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company or its Subsidiaries, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe or other Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

(e)    incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

(f)    enter into any leases of real property or any renewal thereof;

(g)    enter into any leases of equipment and machinery except in the ordinary course of business;

(h)    enter into any Contract (i) that would be required to be listed on Schedule 3.12 had it been entered into prior to the date hereof or (ii) in which any Affiliate of the Company, any of its Subsidiaries or any Shareholder has any beneficial interest;

(i)    amend or prematurely terminate, or waive any material right or remedy under, any Contract;

(j)     write-off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable;

(k)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s or its Subsidiaries’ capital stock or any other securities;

(l)    redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s or its Subsidiaries’ capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock;

(m)    create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(n)    pay or apply any of the Company’s or its Subsidiaries’ assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of any Shareholder or any Affiliate thereof;

(o)    change any of its methods of accounting or accounting practices in any respect;

(p)    commence or settle any legal proceeding, action, demand or claim; provided, however, with respect to the LodgeNet Patent Suit, such written consent to settle shall not be unreasonably withheld or delayed by Parent;

(q)    make, amend or revoke any election with respect to Taxes, amend any Tax Return, settle or compromise any Tax Liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)    take any action, fail to take any action or enter into any agreement or understanding that causes the Company or its Subsidiaries or Canopy Group or Canopy Ventures to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Material Contract or any permit, license or other right; and

(s)    agree or commit to do any of the foregoing.

6.3    Publicity and Disclosure. Parent and the Company shall agree with each other as to the form and substance of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) to any Person unless previously approved in writing by both Parent and the Company. Notwithstanding the foregoing, nothing contained herein shall prohibit Parent or the Company from making any disclosure that either in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, after using reasonable efforts to give notice to the other Party and an opportunity to comment on such disclosure.

6.4    No Solicitation.

(a)    The Company shall, and shall cause its Affiliates, Representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Alternative Transaction.

(b)    The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate or intentionally facilitate or encourage the submission of any Alternative Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction. Notwithstanding the foregoing, if prior to the consummation of the Merger (A) the Company has complied with this Section 6.4 and (B) the Company’s board of directors reasonably determines in good faith that an Alternative Transaction constitutes or would reasonably be expected to lead to a Superior Proposal, then, to the extent such action is consistent with the fiduciary obligations of the Company’s board of directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 6.4(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement (a copy of which shall be provided to Parent for informational purposes only) not materially less favorable to the Company than the confidentiality agreement entered into by and between Parent and the Company.

(c)    Neither the Company’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company’s board of directors of the Merger and this Agreement, the other transaction documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Alternative Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any other transaction document or the transactions contemplated hereby or thereby or (v) propose, agree or publicly announce any intention to do any of the foregoing constituting or related to, or that is intended to lead to, any Alternative Transaction (any of the foregoing in clauses (i) through (v), an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the consummation of the Merger, in response to a Superior Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 6.4(b), the Company’s board of directors may, if it determines in good faith (after consulting with the Company’s outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the Company’s board of directors to the Company Stockholders under applicable Law, (A) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company’s board of directors of the Merger or the transactions contemplated hereby or by the other transaction documents (or otherwise make any Adverse Recommendation Change) or (B) terminate this Agreement in accordance with Section 10.1(a)(x).

(d)    In addition to the obligations set forth in Sections 6.4(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) the existence of an Alternative Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to an Alternative Transaction received by any officer or director of the Company or, to the knowledge of the Company or any Subsidiary, other Representative of the Company and (ii) the material terms and conditions of such Alternative Transaction, and any amendment or modification thereto, including the identity of the Person proposing such Alternative Transaction, within one (1) business day following receipt by the Company or any officer or director of the Company or, to the knowledge of the Company or any Subsidiary, any other Representative of the Company of such offer, proposal or inquiry. The Company shall keep Parent fully informed, on a current basis, of the status and material details of any such offer, proposal or inquiry. In addition, the Company’s board of directors shall not make an Adverse Recommendation Change or terminate this Agreement for purposes of entering into an agreement with respect to an Alternative Transaction unless (x) the Company notifies Parent, in writing at least three (3) business days before taking such action, of its intention to do so in response to an offer, proposal or inquiry to enter into an Alternative Transaction that it has determined constitutes a Superior Proposal and attaching the most current version of any proposed agreement or a summary of all material terms of any such proposal and the identity of the offeror, (y) the Company shall have, during such three (3) business day period, negotiated in good faith with Parent with respect to any changes to this Agreement that Parent shall have proposed and (z) Parent does not make, within three (3) business days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any binding agreement with respect to such Superior Proposal during such three (3) business day period.

6.5    Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company, Canopy Group or Canopy Ventures, respectively, contained herein to be untrue or inaccurate in any respect at or prior to the Closing and (b) any failure of the Company, Canopy Group or Canopy Ventures, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company, Canopy Group or Canopy Ventures hereunder. The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (x) modify the representations or warranties hereunder of the Company, Canopy Group or Canopy Ventures, (y) modify the conditions set forth in Article VII or (z) limit or otherwise affect the remedies available hereunder to Parent.

6.6     Tax Matters.

(a)    Post-Closing Tax Return Filings.

(i)    Except as otherwise provided in this Section 6.6(a)(i) with respect to preparation of Representative Prepared Returns (as defined below), Parent shall prepare (or cause to be prepared) all Tax Returns required to be filed by the Company and its Subsidiaries with respect to any taxable period beginning before the Closing Date that are due after the Closing Date (each a “Parent Prepared Return”). The Shareholders’ Representative shall timely cause to be prepared drafts of all income Tax Returns for the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date (each a “Representative Prepared Return”) the filing of which are not required to have been filed, and which have not been filed, on or before the Closing Date. Each Parent Prepared Return and Representative Prepared Return shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax Law.

(ii)    Parent shall provide the Shareholders’ Representative with a copy of each Parent Prepared Return for review and comment at least thirty (30) days prior to the filing of such Tax Return (or, if required to be filed within thirty (30) days after the Closing or the end of the taxable period to which such return relates, as soon as reasonably possible following the Closing or the end of such taxable period, as the case may be), accompanied (if relevant) by a statement (an “Indemnified Tax Statement”) setting forth and calculating in reasonable detail the Taxes that are shown as due on such Tax Return and claimed to be indemnifiable pursuant to Section 9.1. The Shareholders’ Representative shall have the right to review and approve each Parent Prepared Return (which approval shall not be unreasonably withheld or delayed).

(iii)    Not less than (30) days before the extended due date of any Representative Prepared Return, the Shareholders’ Representative shall cause a draft of such Representative Prepared Return, together with the supporting work papers, to be delivered to Parent for review and comment. Parent shall have the right to review and approve any Representative Prepared Return (which approval shall not be unreasonably withheld or delayed). After receipt of the Representative Prepared Return, Parent shall provide an Indemnified Tax Statement with respect to any amount of Tax shown as due on such return, or asserted by Parent to be required as shown as due thereon, which Parent claims to be indemnifiable pursuant to Section 9.1.

(iv)    If the Shareholders’ Representative disagrees with the manner of preparation of a Parent Prepared Return or the amount of indemnified Taxes calculated in any Indemnified Tax Statement, or if Parent disagrees with the manner of preparation of a Representative Prepared Return, within twenty (20)-days of the receipt of Parent Prepared Return or any Indemnified Tax Statement or the Representative Prepared Return, the Shareholders’ Representative or Parent, as the case may be, shall provide to the other Party a notice of such dispute (a “Tax Statement Dispute”). If the Shareholders’ Representative does not provide a notice of Tax Statement Dispute within such twenty (20)-day period, the Shareholders’ Representative, shall be deemed to have accepted the relevant Parent Tax Return and, for purposes of Article IX, the Indemnified Tax Statement relating thereto. If the Shareholders’ Representative or Parent provides a notice of a Tax Statement Dispute, the Representative or Parent shall also provide the other Party with a written explanation of the reasons for its disagreement. Parent and the Representative shall attempt to resolve their disagreement with respect to any Parent Prepared Return or Representative Prepared Return, and any Indemnified Tax Statement. If the Representative and Parent cannot reach complete agreement within five (5) days after receipt of a Tax Statement Dispute, the dispute shall be submitted to the Accounting Firm for resolution within fifteen (15)-days after such submission. The decision of the Accounting Firm with respect to such dispute shall be binding upon the Parties with respect to the manner of preparation of such return and the computation of the indemnification payment due in respect to the Tax shown as due on such return.

(v)    Parent shall, subject to any indemnification pursuant to Section 9.1, file any Parent Prepared Return or Representative Prepared Return (other than “Combined Tax Returns”) as finally determined under this Section 6.6(a), and shall pay or cause to be paid the Tax shown as due on each such Tax Return. Canopy Group shall file (or cause to be filed) all Tax Returns of any Seller Group for all taxable periods in which the Company or any of its Subsidiaries are included or required to be included (each a “Combined Tax Return”), and shall pay or cause to be paid the Tax required to be paid with respect to each such Combined Tax Return.

(b)    The Preferred Shareholders, Parent and the Company shall, to the extent permitted by applicable law, cause the taxable period of the Company and its Subsidiaries to end as of the close of the Closing Date. For purposes of this Agreement, Taxes incurred by the Company or its Subsidiaries with respect to a taxable period that includes but does not end on the Closing Date shall be allocated to the portion of the period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. For the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement shall be allocated to the portion of the period ending on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries.

(c)    Section 338(h)(10) Elections.

(i)    Canopy Group shall join with Parent in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to the acquisition of the Company and each of its Subsidiaries under this Agreement. Canopy Group shall provide Parent with properly completed and executed copies of Form 8023 (and any corresponding state or local Tax forms) on the Closing Date with respect to each of the Company and its Subsidiaries. Canopy Group agrees to execute and deliver to Parent upon the reasonable request of Parent any additional documents as may be reasonably requested by Parent thereafter in connection with making or perfecting the Section 338(h)(10) Elections, and hereby authorizes Parent to file such forms with respect to each Section 338(h)(10) Election. Parent shall timely file Form 8023 as required in Section 338(h)(10) of the Code, its Treasury regulations and the instructions for Form 8023. The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Parent in order to evaluate the effects of the Section 338(h)(10) Elections and timely file the Section 338(h)(10) Elections. For income Tax purposes, Parent and Canopy Group will treat the acquisition of the Company and its Subsidiaries under this Agreement as a taxable sale, respectively, of the assets of the Company and its Subsidiaries while affiliated with Canopy Group, followed by a liquidating distribution of the rights to receive the Purchase Price to the Shareholders.

(ii)    In connection with any Section 338(h)(10) Election, the Parties agree that the portion of the Purchase Price payable to the Shareholders and other items properly includible in the deemed sales price of the assets of the Company and its Subsidiaries pursuant to such Section 338(h)(10) Elections shall be allocated, for Tax purposes, among such acquired corporation’s assets in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all regulations promulgated thereunder. Before the Closing Date, the Parties shall set forth on Schedule 6.6(c) the fair market value of the assets of the Company and each of its Subsidiaries that the Parties agree will be used to allocate such consideration in connection with any Section 338(h)(10) Election. The Parent and Shareholders’ Representative shall prepare each required IRS Form 8883 (and any required amendment thereof) for inclusion with the federal income Tax Returns of the Company and its Subsidiaries and any similar allocation required under state, local, or foreign law (collectively, “IRS Form 8883”) consistent with values reflected in Schedule 6.6(c), and to provide such IRS Form 8883 to the other Party for review and approval under procedures described in Section 6.6(a) for Parent Prepared Returns and Representative Prepared Returns, respectively. A Party shall be deemed to have approved the other Party’s IRS Form 8883 if it is delivered and no objection is made within ten (10) days after delivery of such form. The Parties agree to report the deemed sale of assets of the Company and its Subsidiaries for federal income Tax purposes in accordance with each IRS Form 8883 as ultimately filed, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any Tax Return of the Company or its Subsidiaries by a taxing authority, the fair market values of the relevant assets of the Company or its Subsidiaries are finally determined to be different from the relevant IRS Form 8883, as adjusted, the Parties may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

(d)    Notwithstanding any provision to the contrary in this Agreement, all Transfer Taxes incurred by Shareholders in connection with the transactions contemplated by this Agreement shall be paid by the Shareholders when due. The Shareholders’ Representative shall, at its own expense, prepare file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e)    Canopy Group, the Company and Parent shall cooperate, and shall cause their representatives to cooperate, as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes, and any determination regarding reflection of Tax liabilities of the Company in financial statements of Parent that include the Surviving Corporation. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding, and preparation of financial statements, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Canopy Group, Parent and the Company shall (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period and (ii) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to take possession of or make copies of such books and records.

(f)    The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Government Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(g)    All Tax sharing agreements or similar agreements with respect to or involving the Company or any of its Subsidiaries (other than any such agreement created by the execution of this Agreement) shall be terminated as of the Closing Date and, after the Closing Date, none of the Company or any of its Subsidiaries shall not be bound thereby or have any Liability thereunder.

(h)    Any Party who receives any notice of a pending or threatened Tax audit, assessment or adjustment against or with respect to the Company or any of its Subsidiaries that may give rise to Liability of another Party hereto (including pursuant to the indemnification provisions of this Agreement), shall promptly notify such other Party within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a Liability of any such other Parties that could reasonably be a basis for a claim pursuant to the indemnity obligations hereunder.

(i)    Parent and Canopy Group agree to treat any payment made by the Preferred Shareholders to Parent hereunder as an adjustment to the Purchase Price.

6.7     Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, audit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or its Subsidiaries, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

6.8    Commercially Reasonable Efforts. Each Party agrees to use commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required to consummate the Merger and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith and (c) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of all conditions hereto.

6.9    Company Employees. The Company agrees that promptly after the date hereof it shall allow Parent to make a presentation to the Company’s and its Subsidiaries’ employees and to interview such employees for continued employment with the Company or its Subsidiaries after the Closing. The Company shall use all reasonable efforts to cause such Company’s and its Subsidiaries’ employees to make available their employment services to the Surviving Corporation.

6.10    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the board of directors of the Company shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Merger and such other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement.

6.11    Benefit Plan Transition.

(a)    Termination of Benefit Plan. In connection with the Closing, the Company shall adopt a resolution terminating its current 401(k) Plan effective immediately prior to the Effective Time, unless Parent shall have delivered a written notice to the Company at or prior to the Closing requesting that such plan not be terminated.

(b)    Employee Benefits. Parent agrees that (i) all employees of the Company who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements and legal requirements, be eligible to participate in Parent’s health, vacation and 401(k) plans as may be offered to the Continuing Employees by Parent from time to time in its sole discretion and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employees shall receive credit under such plans for their years of service with the Company prior to the Effective Time. Notwithstanding the foregoing, however, Parent agrees that the Surviving Corporation may elect to adopt its own Benefit Plans upon the prior approval of Parent. Nothing herein shall obligate Parent to make an offer of continuing employment to any particular employee of the Company. The employment by Parent or the Surviving Corporation of all Continuing Employees shall be solely on at “at-will” basis. Any cost savings to the Surviving Corporation as a result of the transition of Continuing Employees to any of Parent’s benefit plans shall be excluded from Company Operating Income.

6.12    Shareholder Approval; Shareholder Notices.

(a)    The Company shall comply with the URBCA and all other applicable Law with respect to the submission of this Agreement, the Merger and the transactions contemplated hereby and thereby to the Shareholders for the Requisite Vote and for purposes of dissenters’ rights and shall provide any requisite notice, together with the requisite information, to any non-consenting Shareholders (i) as required by Section 704 of the URBCA with respect to the Requisite Vote within five (5) business days of the Company receiving the Requisite Vote from the Shareholders and (ii) as required by Title 16, Chapter 10a, Part 13, with respect to dissenters’ rights, within five (5) business days of this Agreement.

(b)    Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the recommendation of the board of directors of the Company that the Shareholders adopt and approve this Agreement and the Merger.

(c)    Canopy Group and the Company, as applicable, each agrees with and covenants to Parent and Merger Sub that:

(i)    Except as specifically contemplated in this Agreement, Canopy Group shall not, except as contemplated by the terms of this Agreement, (A) cause, consent to or permit any Transfer of any or all of its shares of Company Stock or any interest therein, (B) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of its shares of Company Stock or any interest therein, (C) grant any proxy, power-of-attorney or other authorization in or with respect to its shares of Company Stock, (D) deposit its shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to its shares of Company Stock or (E) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. For purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly sells, gives, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, with or without consideration, or enters into an agreement or commitment providing for the same.

(ii)    Canopy Group shall not take any action that would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. At any Company shareholders’ meeting or at any adjournment thereof or in any written consent or other circumstances upon which their vote, consent or other approval is sought, Canopy Group shall vote (or cause to be voted), or provide a written consent with respect to, its shares of Company Stock against (A) any merger agreement or merger, consolidation, combination, tender offer (including an exchange offer), sale of any significant portion of assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger as set forth in this Agreement) and (B) any amendment of the Articles of Incorporation or Bylaws or other proposal or transaction involving the Company, which amendment or other proposal or transaction that is intended to or would be reasonably likely to in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, this Agreement or any of the other transactions contemplated by this Agreement.

(iii)    Canopy Group hereby irrevocably grants to, and appoints, Parent, T. Paul Gaske and Dean Manson, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, with full power of substitution and resubstitution, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote its shares of Company Stock, or grant a consent or approval in respect of such shares of Company Stock in accordance with this Section 6.12. Such proxy shall terminate upon the termination of this Agreement. Canopy Group represents that any proxies (other than as set forth in this Section 6.12) heretofore given in respect of its shares of Company Stock are not irrevocable, and that any such proxies are hereby revoked. Canopy Group hereby affirms that the irrevocable proxy set forth in this Section 6.12 is coupled with an interest and may under no circumstances be revoked, except as revoked automatically upon termination of this Agreement. Canopy Group hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the URBCA.

(d)    With respect to any potential “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) that may be made in connection with the transactions contemplated by the Agreement, the Company shall (in a manner satisfactory to Parent): (i) secure from each of the Persons who is expected to receive any such potential “parachute payments” and who is a “disqualified individual,” a waiver of each such Person’s right to the portion of any such payments that would constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) (the “280G Payments”); (ii) promptly submit the 280G Payments for approval by the Company’s shareholders by the requisite vote (in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1); and (iii) deliver to Parent evidence reasonably satisfactory to Parent that the shareholder vote was held in conformance with Section 280G and Treasury Regulation Section 1.280G-1, and either (x) the requisite shareholder approval was obtained with respect to the 280G

Payments; or (y) the requisite shareholder approval was not obtained with respect to 280G Payments and, as a consequence, the waivers described above shall instead be effective.

6.13    No Trading. Canopy Group and Canopy Ventures each acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any material nonpublic information of Parent, will be advised) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a Person possessing material nonpublic information about a public company. Canopy Group and Canopy Ventures each hereby agrees that while it is in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of Parent, communicate such information to any third parties, take any other action in violation of such laws, or cause or encourage any third party to do any of the foregoing. Canopy Group and Canopy Ventures each also agrees that, upon request by Parent, it will cause their respective Representatives to give a written undertaking to the same effect to Parent.

6.14    Litigation Proceeds. In the event the LodgeNet Patent Suit is settled or otherwise finally determined after the Closing, any settlement proceeds or damages received, net of litigation costs incurred by and any net settlement proceeds or damages payable by Parent or the Surviving Corporation on an after tax basis, upon the final non-appealable determination of the LodgeNet Patent Suit shall be paid 30% to Canopy Group and 70% to the Surviving Corporation. Any proceeds, damages or other amounts received by the Company or the Surviving Corporation in connection with any litigation or other claim or Proceeding, including, without limitation, the LodgeNet Patent Suit, shall not impact the calculation of the amount of the Contingent Purchase Price or the Contingent Employee Bonus, if any, pursuant to Sections 1.7(c) and 1.10, respectively.

6.15    Management and Control. After the Closing the Parties agree that Parent shall: (a) have the exclusive right to manage and operate the business of the Company and each Subsidiary as it determines is in the best interests of Parent and its shareholders; (b) not be limited in any manner from integrating the Company’s and each Subsidiary’s operations with and into Parent and its operations; (c) have complete authority to determine the appropriate personnel to manage Contracts and the Company’s and its Subsidiaries’ business; and (d) have complete control and authority relating to the continuation, disposition or initiation of any litigation, Proceeding or other claim by the Company against third parties, and neither Canopy Group nor Canopy Ventures shall have a right, interest or involvement in decisions relating thereto. The Parent and the Shareholders’ Representative agree to jointly prepare and agree to a Business Strategy Summary to be attached hereto as Exhibit E; however, such Business Strategy Summary shall in no way limit Parent’s ability and discretion to conduct the business of the Company and its Subsidiaries as set forth in this Section 6.15 following the Closing.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by Parent or Merger Sub in writing.

7.1    Representations and Warranties. All of the representations and warranties of the Company, Canopy Group and Canopy Ventures contained in this Agreement, individually and in the aggregate, shall have been true, correct and complete on and as of the date hereof and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

7.2    Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company or any Preferred Shareholder on or before the Closing Date shall have been duly complied with, performed or satisfied on or before such date.

7.3    No Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company or any Preferred Shareholder following the Closing shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no Proceeding of any nature pending or threatened, against Parent, the Company or any Preferred Shareholder, their respective properties or any of their respective officers or directors that could have a Material Adverse Effect on the Company and its Subsidiaries or Parent.

7.4    No Material Adverse Effect. Parent shall not have determined that either of the following shall have occurred: (a) an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries; or (b) any resignation or termination of employment (or indications of an intention or plan to resign) by an executive officer or any material number of management level or senior technical employees of the Company or any of its Subsidiaries.

7.5    Governmental, Regulatory and Other Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Government Authority or any other public or private Persons required of any Preferred Shareholder, the Company or Parent to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, those listed or required to be listed on Schedule 3.3 or Schedule 4.2. Parent’s board of directors shall have approved the Merger, this Agreement and the transactions contemplated hereby.

7.6    No Exercise of Dissenters’ Rights. The Company shall have obtained the Requisite Vote approving the Merger, this Agreement and the documents and transactions contemplated hereby. No Shareholder shall have exercised or indicated in writing to the Company or Parent its intention to exercise dissenters’ rights.

7.7    Options. Each Company Option and the Company Option Plan shall have been terminated.

7.8    Due Diligence Review. Parent shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Company and its Subsidiaries.

7.9     Closing Deliveries of the Company. At the Closing, the Company, the Shareholders’ Representative and Canopy Group, as appropriate, shall have performed and delivered the following:

(a)    the Company shall have repaid or satisfied in full all of the Indebtedness and all other Liabilities of the Company set forth or required to be set forth on the Estimated Closing Balance Sheet; and the Company shall have delivered full releases of record, to the reasonable satisfaction of Parent, of all Encumbrances securing any such Liabilities of the Company that have been paid in full prior to or at the Closing, and shall deliver termination statements relating to all financing statements covering such Liabilities, if any;

(b)    each of the Company Employees shall have executed and delivered to the Company (i) an acknowledgement of his or her intent to continue employment with the Surviving Corporation after the Closing and (ii) standard form confidentiality, assignment of inventions, noncompetition and nonsolicitation agreements, in each case in form and substance satisfactory to Parent and substantially in the form attached hereto as Exhibit F;

(c)    Canopy Group (or its Affiliates) and all of the officers, directors, employees and Affiliates of the Company shall have delivered to Parent evidence of repayment in full in accordance with their terms all debts and other obligations, including, without limitation, the Bridge Notes, owed by any of them to the Company;

(d)    each director and officer of the Company shall have delivered to the Company (and shall not have revoked or modified) his or her respective resignation as a director and officer of the Company, which shall be effective as of the Closing;

(e)    the Company shall have delivered to Parent the original stock records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, the corporate seal of the Company and such other documents, records, keys and other items as shall be necessary for the operation of the business of the Company;

(f)    the Company shall have executed and delivered to Parent a certificate of its secretary, setting forth the organizational documents of the Company and the resolutions of its board of directors and Shareholders (or other evidence reasonably satisfactory to Parent) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such organizational documents and resolutions have not been amended or rescinded and are in full force and effect;

(g)    Canopy Group and the Company shall have executed and delivered a certificate certifying the matter set forth in Sections 7.1 and 7.2;

(h)    the Company shall have delivered to Parent good standing certificates from the jurisdiction of its and each Subsidiary’s incorporation and from each state in which it or any Subsidiary is qualified to do business, and its and each Subsidiary’s certified charter documents, each dated as of a date reasonably close to the Closing Date;

(i)    the Company shall have delivered to Parent all consents, licenses, permits and approvals as set forth on Schedule 3.3 and Canopy Group shall have delivered such consents as set forth on Schedule 4.2, each as required in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the continued conduct of the business of the Company as conducted or proposed to be conducted as of the Closing;

(j)    Canopy Group and the Company shall have caused to be delivered to Parent the opinions of Ballard Spahr Andrews & Ingersoll LLP, counsel to the Company in the form attached hereto as Exhibit G;

(k)    the Shareholder Representative or the Company shall have delivered to Parent all Certificates representing all issued and outstanding shares of Preferred Stock, each of which shall be free and clear of any Encumbrances, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

(l)    the Company shall have delivered to Parent the Statement of Shareholder Closing Payment and the flow of funds memorandum referenced in Section 1.12(c);

(m)    each of the Preferred Shareholders and the Company Employees receiving a portion of the Shareholder Closing Payment, the Management Acquisition Bonus or the Employee Acquisition Bonus shall have executed and delivered a release of Claims and, if requested by Parent, to include a non-solicitation provision, in form and substance satisfactory to Parent;

(n)    each Preferred Shareholder shall have delivered a Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) Certification, which (i) states that such Preferred Shareholder is not a foreign person, (ii) sets forth such Preferred Shareholder’s name, identifying number and address and (iii) is signed by such Preferred Shareholder under penalties of perjury, meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2); and

(o)    the Company and its Subsidiaries shall have prepared and submitted a request for review of the encryption in the MediaLock product, including a request for authorization to use license exception ENC, to the U.S. Department of Commerce’s Bureau of Industry and Security pursuant to 15 C.F.R. § 740.17(d) and shall have provided copies of such request, related correspondence and the formal determination of the Bureau of Industry and Security to Parent.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S AND CANOPY GROUP’S OBLIGATIONS

The obligations of the Company and Canopy Group under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Shareholders’ Representative in writing.

8.1    Representations and Warranties True at the Closing Date. All of the representations and warranties of Parent contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

8.2    Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Parent on or before the Closing Date shall have been duly complied with, performed or satisfied on or before such date.

8.3    No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

8.4     Closing Deliveries of Parent and Merger Sub. At the Closing, Parent shall have executed and delivered an officer’s certificate stating that the representations and warranties of Parent contained in this Agreement and in any certificate delivered by Parent pursuant hereto are true, correct and complete in all respects and that the covenants and other agreements of Parent required by this Agreement to be complied with, performed or satisfied have been complied with, performed or satisfied in all respects.

ARTICLE IX

INDEMNITY

9.1    General Indemnification. Canopy Group and Canopy Ventures each covenants and agrees to indemnify, defend, protect and hold harmless the Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly whether or not involving a third party Proceeding and including, without limitation, all Damages suffered, sustained, accumulated or paid by an Indemnified Party in connection with claiming or enforcing indemnification hereunder: (a) the Breach of any representation or warranty made by the Company, Canopy Ventures or Canopy Group set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement; (b) the Breach of any covenant or agreement on the part of the Company, Canopy Ventures or Canopy Group set forth in this Agreement or in any agreement or certificate executed and delivered by the Company or Canopy Group pursuant to this Agreement or in the transactions contemplated hereby; (c) any Indebtedness or Non-Ordinary Course Liabilities; (d) the Benefit Plans and any and all benefits accrued under the Benefit Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with the form or operation of the Benefit Plans on or prior to the Closing Date; (e) any Liability with respect to any matter or matters set forth on Appendix B; (f) any inaccuracies in (i) the allocation of payments to Persons in the Contingent Purchase Price Statement delivered pursuant to Section 1.7(c), (ii) Schedule 1.8, (iii) Schedule 1.9, (iv) the Statement of Shareholder Closing Payment delivered pursuant to Section 1.12(c) or (v) the allocation of payments to Persons in the Employee Bonus Plan; (g) any and all Liabilities under any Environmental Laws in connection with or arising out of Releases that occurred on or prior to the Closing Date; (h) any and all Liabilities resulting from any litigation or other Proceeding, pending or threatened, against the Company or arising out of the operations of the Company on or prior to the Closing Date including, without limitation, any such matter listed on Schedule 3.13; (i) any Liability of any Preferred Shareholder or any of their Affiliates (other than the Company or any Subsidiary); and (j) without duplication of the foregoing paragraphs of this Section 9.1, any and all Liabilities for (w) all Taxes of the Preferred Shareholders for any taxable period, (x) all Taxes of the Company and its Subsidiaries incurred in connection with or arising out of the activities or business of the Company or its Subsidiaries occurring on or before the Closing Date (determined, with respect to taxable periods that include but do not end on the Closing Date, in accordance with the allocation provisions of Section 6.6(b)) in excess of the amount of such Taxes taken into account as a liability in the computation of Closing Net Assets, (y) all Taxes required to be paid and paid by the Company or any of its Subsidiaries by reason of the Company or its Subsidiaries (or a predecessor of such entities) having been a member of an affiliated, consolidated, combined, or unitary group at any time on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law, rule, or regulation and (z) all Taxes of any Person (other than the Company or its Subsidiaries) required to be paid by the Company or its Subsidiaries by reason of Contract, assumption, transferee liability, or operation of Law, if the liability of the Company or its Subsidiaries for such Taxes is attributable to an event or transaction occurring on or before the Closing Date.

9.2    Indemnification Procedures. In the event of the assertion or commencement by any Person of any Proceeding (whether against Parent or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article IX, Parent shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such Proceeding on its own; provided, however, that if Parent settles or compromises any such Proceeding without the consent of the Shareholders’ Representative, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Proceeding (it being understood that if Parent requests that the Shareholders’ Representative consent to a settlement or compromise, the Shareholders’ Representative shall act reasonably in determining whether to provide such consent). Parent shall give the Shareholders’ Representative prompt notice after it becomes aware of the commencement of any such claim or legal proceeding against Parent; provided, however, any failure on the part of Parent to so notify the Shareholders’ Representative shall not limit any of the obligations of Canopy Group, Canopy Ventures or the Shareholders’ Representative, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the defense of such claim or legal proceeding). If Parent does not elect to proceed with the defense (including settlement or compromise) of any such Proceeding, the Shareholders’ Representative may proceed with the defense of such Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Shareholders’ Representative may not settle or compromise any such Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld). No Indemnified Party (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands; provided, the notice of such claim sets forth the basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

9.3    Right of Offset. In the event that Canopy Group or Canopy Ventures shall have an indemnification obligation to any Indemnified Party, Parent shall have the right (but not the obligation) to offset the amount thereof against any portion of the Purchase Price owed to such Person, including, without limitation, the Contingent Purchase Price, if any, and any portion of the Contingent Employee Bonus, if any. Subject to Section 9.5 below, no limitation on the Parent’s ability to exercise the rights set forth in this Section 9.3 shall affect such Indemnified Party’s rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other equitable rights or remedies to which Parent or any Indemnified Party is or may otherwise be entitled.

9.4    Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement, any exhibit, any schedule or in any agreement or certificate executed in connection herewith and delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement, any exhibit, any schedule or in any agreement or certificate executed in connection herewith executed or delivered pursuant hereto shall survive the Closing until the date that is two (2) years after the Closing Date and shall thereafter expire, except that any representation or warranty with respect to which a claim has been made for a breach thereon prior to such date shall survive until such claim is resolved. The limitations on survival set forth in the immediately preceding sentence of this Section 9.4 shall not apply (a) to claims based on criminal matters, fraud or intentional misrepresentation (“Fraud Claims”), which shall survive without limitation (and in no event less than six (6) years), (b) the representations and warranties set forth in Sections 3.2 (Authority), 3.4 (Capitalization), 3.8 (Employee Benefit Plans), 3.16 (Environmental and Safety Matters), 3.18 (Intellectual Property), 3.21 (Brokers), 4.2 (Authority) and 4.4 (Brokers), which shall survive without limitation or (c) the representations and warranties set forth in Section 3.10 (Taxes), which shall survive the later of (i) six (6) years after the Closing or (ii) sixty (60) days following the expiration of the applicable statute of limitations on collection or assessment with respect to any Tax matter (including any extensions thereof) from which Damages may arise from a breach of such representations and warranties. Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands; provided, the notice of such claim sets forth the basis for any such potential or contingent claim or demand to the extent then reasonably feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

9.5    Limitations on Indemnification. Neither Canopy Group nor Canopy Ventures shall have any liability for Damages for breaches of representations and warranties unless and until the aggregate amount of all Damages for all claims for breaches of representations and warranties asserted by the Indemnified Parties exceeds $100,000, after which Canopy Group and Canopy Ventures shall be liable for all Damages, in the aggregate, from the first dollar. The indemnification obligations of Canopy Group and Canopy Ventures for breaches of representations and warranties shall be limited to an aggregate amount equal to $2,750,000. The limitations set forth in this Section 9.5 shall not apply to (i) Fraud Claims or (ii) the representations and warranties set forth in Sections 3.2 (Authority), 3.4 (Capitalization), 3.8 (Employee Benefit Plans), 3.10 (Taxes), 3.16 (Environmental and Safety Matters), 3.18 (Intellectual Property), 3.21 (Brokers), 4.2 (Authority) and 4.4 (Brokers). The indemnification obligations of Canopy Group and Canopy Ventures and the rights and remedies that may be exercised by an Indemnified Party shall not be limited or otherwise affected by or as a result of any information provided to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their Representatives. For purposes of determining Damages pursuant to this Article IX, all representations and warranties in Article III and Article IV shall be construed as if the words “material,” “in all material respects” or similar words were omitted from such representations and warranties.

9.6    Waiver, Release and Discharge. Effective upon the Closing, except for any actual or alleged breach of any representation, warranty or obligation set forth under this Agreement or as otherwise expressly set forth in this Agreement, Canopy Group and Canopy Ventures each hereby irrevocably waives, releases and discharges the Company, Parent and their respective Affiliates, directors, officers and employees (as of the Closing) from any and all Liabilities and obligations to Canopy Group and Canopy Ventures of any kind or nature whatsoever, whether in its capacity as a shareholder, officer, director or employee of the Company or any Subsidiary or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise and neither Canopy Group nor Canopy Ventures shall seek to recover any amounts in connection therewith or thereunder from the Company or any Subsidiary. Canopy Group and Canopy Ventures each waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company or any Subsidiary in connection with any actual or alleged breach of any representation, warranty or obligation set forth in this Agreement.

9.7    Exclusive Remedy. The provisions of Article IX shall constitute the sole and exclusive remedy from and after the Closing with respect to any Damages suffered, sustained, incurred or paid by any Indemnified Party resulting from or arising out of any breach of any representation or warranty made by any Party in this Agreement, except for specific performance and equitable remedies and except in the case of Fraud Claims.

ARTICLE X

TERMINATION

10.1    Termination.

(a)    This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)    by the Company if there has been a material misrepresentation or a material default or breach by Parent or Merger Sub with respect to its respective representations or warranties in this Agreement or in any ancillary document or the due and timely performance of any of Parent’s or Merger Sub’s respective covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by Parent or Merger Sub of notice specifying particularly such misrepresentation, default or breach;

(ii)    by Parent or Merger Sub if there has been a material misrepresentation or a material default or breach by the Company, Canopy Group or Canopy Ventures with respect to any of their respective representations or warranties in this Agreement or in any ancillary document or the due and timely performance by the Company or Canopy Group of any of their respective covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Company, Canopy Group or Canopy Ventures of notice specifying particularly such misrepresentation, default or breach;

(iii)    by mutual agreement of the Company and Parent;

(iv)    by Parent if Parent is not satisfied with the results of its review of, and the due diligence investigation with respect to, the Company and its Subsidiaries;

(v)    by either the Company or Parent if the Closing shall not have occurred on or before February 29, 2008; provided that the Party seeking to terminate this Agreement shall not be entitled to terminate this Agreement if its (and in the case of the Company, any Preferred Shareholder’s) breach or violation of any representation, warranty or covenant contained herein shall have been the principal cause of the Closing not having occurred on or before such date;

(vi)    by Parent if the Company shall not have delivered properly completed and executed written consents of at least the Requisite Vote to approve the Merger, this Agreement and the documents and transactions contemplated hereby within fifteen (15) days of the date hereof or if any Shareholder shall have indicated to the Company or Parent its intention to exercise dissenters’ rights;

(vii)    by the Company, on the one hand, or by Parent, on the other hand, if: (A) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or (B) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority that would make the consummation of the transactions illegal;

(viii)    by Parent if it shall have determined that either of the following has occurred: (A) an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries; or (B) any resignation or termination of employment (or indications of an intention or plan to resign) by an executive officer or any material number of management level or senior technical employees of the Company and its Subsidiaries;

(ix)    by Parent if, prior to the consummation of the Merger (A) the Company’s board of directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated hereby or by the other transaction documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (B) the Company’s board of directors shall have made any other Adverse Recommendation Change or (C) the Company shall have materially breached any of its obligations under Sections 6.4(b), (c) or (d);

(x)    by the Company, prior to the consummation of the Offer, in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (A) the Company’s board of directors shall have complied with the procedures set forth in Sections 6.4(c) and (d) and (B) the payment required by Section 10.2 has been made in full to Parent;

(xi)    by the Company if it shall have determined that an effect, event or change has occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent’s ability to consummate the Merger or perform Parent’s obligations under this Agreement; and

(xii)    by Parent if the Company fails to deliver to Parent the disclosure with respect to Section 3.10 by January 4, 2008 or if upon receipt of such disclosure Parent is not fully satisfied in its sole and absolute discretion with such disclosure.

(b)    In the event of the termination of this Agreement pursuant to Section 10.1(a) (i) the Merger shall be abandoned, (ii) the provisions of Article IX, this Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement, and (iii) each Party shall remain liable for any breach of this Agreement prior to its termination.

10.2    Company Termination Fee. If this Agreement is terminated (a) by the Company pursuant to Section 10.1(x) or (b) by Parent pursuant to Section 10.1(ix), the Company shall promptly, and in any event within thirty (30) days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds.

ARTICLE XI

MISCELLANEOUS

11.1    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that the Company and Canopy Group may not make any assignment of this Agreement or any interest herein without the prior written consent of Parent. Any such purported assignment without such prior written consent shall be void and of no force or effect. This

Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Parent hereunder may be assigned by Parent to any of its Affiliates or any other third party, in whole or in part provided that the assignee expressly assumes Parent’s obligations hereunder, including, without limitation, the obligation to make payments, if any, contemplated by Section 1.7(c) above.

11.2    Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles; provided that the Merger shall be governed by the URBCA.

11.3    Specific Performance. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. Subject to Article IX above, all rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.4    Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that if such unlawful clause is so material to the Party for whose benefit the clause was originally included so that such Party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section 11.9 hereof.

11.5    Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by Parent, Merger Sub, the Company and the Shareholders’ Representative.

11.6    Waiver. Any Party hereto may to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

11.7    Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)	If to Parent:

Hughes Communications, Inc.
11717 Exploration Lane
Germantown, Maryland
Attention: Dean Manson, Senior Vice President General Counsel and Secretary
Telephone: 301.428.5500
Facsimile: 301.428.1868

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention: Thomas J. Knox, Esq.
Telephone: 703.760.7317
Facsimile: 703.760.7777

(b)	If to the Company:

Helius, Inc.
333 South 520 West, Suite 330
Lindon, Utah 84042
Attention: Mike Tippets, President and Chief Executive Officer
Telephone: 888.764.9020
Facsimile: 801.764.9022

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
One Utah Center
201 South Main Street, Suite 600
Salt Lake City, Utah 84111-2221
Attention: David R. Rudd, Esq.
Telephone: 801.517.6829
Facsimile: 801.596.6829

(c)	If to Canopy Group, Canopy Ventures, any Preferred Shareholder or the Shareholders’ Representative:

The Canopy Group, Inc.
333 South 520 West, Suite 300
Lindon, Utah 84042
Attention: R. Brandon Tidwell, Esq.
Telephone: 801.229.2223
Facsimile: 801.229.2458

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
One Utah Center
201 South Main Street, Suite 600
Salt Lake City, Utah 84111-2221
Attention: David R. Rudd, Esq.
Telephone: 801.517.6829
Facsimile: 801.596.6829

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

11.8    Expenses. All Transaction Expenses of the Company or its Subsidiaries or any Shareholder shall be the responsibility of Canopy Group, and to the extent constituting a Liability of the Company or its Subsidiaries, shall constitute Non-Ordinary Course Liabilities hereunder and shall be deducted from the Purchase Price pursuant to Article I hereof. All Transaction Expenses of Parent shall be the responsibility of Parent.

11.9    Arbitration.

(a)    Except as set forth in Section 11.3 and Section 11.9(c) hereof, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of Parent and the Shareholders’ Representative in accordance with said Rules. In the event Parent and the Shareholders’ Representative fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules. In the event Parent and the Shareholders’ Representative shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules. If at the time of the arbitration Parent and the Shareholders’ Representative agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of Parent and the Shareholders’ Representative in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules. All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

(b)    The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured Party. A decision by a majority of the arbitrators shall be final, conclusive and binding. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in New Castle County, Delaware.

(c)    The Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 11.9 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including, without limitation, equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 11.9 shall prevent any Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

(d)    In any arbitration hereunder, the holders of Company Stock and their respective successors shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf pursuant to Section 2.3. All communications or writings sent to the Shareholders’ Representative shall be deemed notice to all of the holders of Company Stock hereunder.

11.10    Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Non-Disclosure Agreement, dated as of November 6, 2007, between the Company and Parent, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

11.11    Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any Party hereto or any other Person.

11.12    Mutual Drafting. This Agreement is the mutual product of the Parties. Each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

11.13    Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.

11.14    Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

11.15    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

11.16    Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, each Party hereto caused this Agreement and Plan of Merger to be executed by its duly authorized officer as of the date first above written.

PARENT:

HUGHES COMMUNICATIONS, INC.

By:	/s/ T. Paul Gaske
Name:	T. Paul Gaske
Title:	Executive Vice President

MERGER SUB:

UTAH ACQUISITION CORP.

By:	/s/ T. Paul Gaske
Name:	T. Paul Gaske
Title:	President

COMPANY:

HELIUS, INC.

By:	/s/ Michael K. Tippets
Name:	Michael K. Tippets
Title:	President and Chief Executive Officer

CANOPY GROUP:

THE CANOPY GROUP, INC.

By:	/s/ R. Brandon Tidwell
Name:	R. Brandon Tidwell
Title:	General Counsel

SHAREHOLDERS’ REPRESENTATIVE:

THE CANOPY GROUP, INC.

By:	/s/ R. Brandon Tidwell
Name:	R. Brandon Tidwell
Title:	General Counsel

CANOPY VENTURES:

CANOPY VENTURES I, L.P.

By:	/s/ Ronald E. Heinz, Jr.
Name:	Ronald E. Heinz, Jr
Title:	Managing Director